Exhibit 4.1

AMENDMENT DATED

AS OF APRIL 30, 2003

TO THE

TRANSACTION AGREEMENT

between

CREDIT SUISSE FIRST BOSTON (USA), INC.,

and

THE BANK OF NEW YORK COMPANY, INC.

Dated as of January 7, 2003

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List of Exhibits

Exhibit 1.01(a)	Clearing Agreement

Exhibit 1.01(b)	Stock Loan Agreement

Exhibit 1.01(c)	Exhibit to the definition of Pre-Closing Liabilities

Exhibit 2.02(b)(ii)(A)	List of Purchaser’s Customers

Exhibit 2.02(b)(ii)(B)	List of Purchaser’s Prospective Customers

Exhibit 2.06(a)	Interim Balance Sheet

Exhibit 2.06(b)	Calculation of Incentive Performance Bonus

Exhibits 5.14(a)	Bill of Sale and Assignment for Owned and Leased Assets

Exhibit 5.14(c)	Bill of Sale and Assignment for Excluded Assets

List of Schedules and Annexes

Annex A	List of Correspondents

Annex B	Employees and Officers with Employment Agreements

Annex C	List of individuals referred to in the “knowledge” definition

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AMENDMENT, dated as of April 30, 2003, to the Transaction Agreement, dated as of January 7, 2003, between CREDIT SUISSE FIRST BOSTON (USA), INC., a corporation organized under the laws of the State of Delaware (the “Seller”) and THE BANK OF NEW YORK COMPANY, INC., a corporation organized under the laws of the State of New York (the “Purchaser”).

For convenience of reference, the entire Agreement has been restated but the parties agree that only the provisions that are underscored or otherwise marked or deleted constitute the Amendment.

WHEREAS, the Seller and the Purchaser are parties to a certain Transaction Agreement, dated as of January 7, 2003, and the parties thereto desire to amend such agreement as set forth in this Agreement;

WHEREAS, the Seller owns, directly or indirectly, all of the issued and outstanding equity interests in Pershing LLC, formerly known as Donaldson Lufkin & Jenrette Securities Corporation, (the “Company”), Pershing Ltd. (“Pershing Ltd.”), iNautix Technologies Mauritius (“Mauritius”), Madison Pershing LLC (“Madison Pershing”), Pershing Trading Company L.P. (“Pershing Trading”) and iNautix Technologies LLC, formerly known as iNautix Technologies, Inc. (“Tech” and, together with Pershing Ltd., Mauritius, Madison Pershing and Pershing Trading, the “Sister Companies”);

WHEREAS, the Company and the Sister Companies, together with their Subsidiaries (as defined below), are engaged in the Business (as defined below);

WHEREAS, certain assets of the Pershing Companies (as defined below) that are not used in the Business will be transferred by the Pershing Companies to the Seller or one of its Affiliates (as defined below) prior to the Closing (as defined below) as more fully set forth herein, and certain Transferred Assets (as defined below) of the Seller and its Affiliates that are used in the Business will be sold by the Seller and such Affiliates to the Purchaser at the Closing;

WHEREAS, prior to the Closing, the Seller intends to effect the conversion of the Company into a limited liability company (the “LLC”) pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act (the “Conversion”);

WHEREAS, after the Conversion, all of the membership interests of the Company, Madison Pershing and Tech (together, the “LLC Interests”), shall be owned by the Seller and references to the “Company,” and, as applicable, Tech, will be to such successor limited liability company or its predecessor corporation, as the context requires;

WHEREAS, the Seller wishes to sell, or cause its applicable Subsidiaries to sell, to the Purchaser, and the Purchaser wishes to purchase from the Seller or such applicable Subsidiaries, the Equity Interests (as defined below) and the Transferred Assets;

WHEREAS, in connection with the sale to the Purchaser of the Equity Interests and the Transferred Assets, the Seller and certain of its Affiliates and the Purchaser shall enter

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into certain Ancillary Agreements (as defined below) providing for, among other things, an ongoing relationship between the Seller or such Affiliates and the Purchaser;

WHEREAS, the Employment Agreements (as defined below) have been entered into; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Transaction Agreement, dated as of January 7, 2003, between the Seller and the Purchaser (including the Exhibits, Annexes and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.09.

“Ancillary Agreements” means the Transition Services Agreement, the Clearing Agreement, the Cross License Agreement, the CSFB Agreement and the Stock Loan Agreement, in each case as may be amended from time to time in accordance with its terms.

“Business” shall mean the business of providing brokerage, execution, clearing, settlement, data processing and investment products and services to financial organizations as conducted by the Pershing Companies immediately prior to the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

“Clearing Agreement” means the agreement to be entered into by the Seller (or one of its Affiliates), and the Company prior to the Closing in accordance with Section 5.09 in the form attached hereto as Exhibit 1.01(a).

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Intellectual Property” means all Intellectual Property in and to which the Pershing Companies hold, or have a right to hold, right, title and interest, and all Intellectual

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Property licensed or sublicensed to the Pershing Companies from a third party (including the Seller and its Affiliates), but excluding any Intellectual Property included in the Excluded Assets and the Retained Names and Marks.

“Company IP Licenses” means those (a) licenses of Intellectual Property by each of the Pershing Companies to third parties (including the Seller and its Affiliates), (b) licenses of Intellectual Property by third parties (including the Seller and its Affiliates) to the Pershing Companies and (c) agreements between the Pershing Companies, on the one hand, and third parties (including the Seller and its Affiliates), on the other hand, relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet websites, in each case, that are used in connection with the Business.

“Company Shares” means all the issued and outstanding shares of the Company.

“Confidentiality Agreement” means the letter agreement dated as of October 18, 2002, between the Company and the Purchaser.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Controlled Group Liability” means any Liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, in each case, the occurrence of which does not relate to, or arise from, any action or inaction by any director, officer, employee, agent or representative of the Pershing Companies who is a fiduciary of any Company Benefit Plan or trust related thereto if such action or inaction occurs with respect to a Company Benefit Plan or trust related thereto that is maintained solely for the benefit of current or former employees of any of the Pershing Companies.

“Correspondent” means any Person to which any Pershing Company provides services in connection with the Business pursuant to any Customer Clearing Agreement.

“Customer Clearing Agreement” means the contracts to which any Pershing Company is a party with a Correspondent listed on Annex A, together with all amendments, supplements, schedules and exhibits thereto.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“Employee” means an employee of any of the Pershing Companies who is employed in the United States.

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“Employment Agreements” means, collectively, the employment agreements entered into on or prior to the date hereof, between the Purchaser or one or more Affiliates of the Purchaser and the several officers and employees identified in Annex B.

“Encumbrance” means any security interest, pledge, mortgage, lien (including environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Equity Interests” means all of the issued and outstanding equity interests of the Company and each Sister Company, as set forth on Section 2.01 of the Disclosure Schedule.

“Equity Value” means the total equity of the Business, calculated on a basis substantially consistent with the calculation of the total equity on the Interim Balance Sheet and the other Financial Statements.

“Excluded Actions” means any Action or any portion of any Action commenced before or after the date hereof against any of the Pershing Companies to the extent relating exclusively to the Legacy Business, including, without limitation, those Actions set forth on Section 1.01 of the Disclosure Schedule.

“Excluded Assets” means the assets and liabilities set forth in Section 5.14(c) of the Disclosure Schedule to be transferred to the Seller or one of its Affiliates prior to the Closing pursuant to Section 5.14(c).

“FSA” means the Financial Services Authority located in the United Kingdom, which assumes its full powers and responsibilities under the Financial Services and Market Act 2000.

“Governmental Authority” means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission, including the SEC, any SRO, any National Securities Exchange, the FSA, the LSE, or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale, sale leaseback or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (e) all obligations, contingent or

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otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person or in effect guaranteed directly or indirectly by such Person.

“Intellectual Property” means all foreign and domestic rights in, to and concerning (a) inventions and discoveries, whether patentable or not, and all patents, patent applications and statutory invention registrations, including, without limitation, renewals, extensions, continuations, continuations-in-part, and renewal applications, including renewals, extensions and reissues of patents (“Patents”), (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, registrations and applications for registration thereof, and the goodwill of the business symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”), (c) published and unpublished works of authorship and copyrights therein, and copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), (d) software, data, databases and compilations of information, and (e) confidential and proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, in each case, to the extent a jurisdiction provides property rights therein (collectively, “Trade Secrets”).

“IRS” means the Internal Revenue Service of the United States.

“knowledge” means, with respect to the Seller, the actual knowledge of any of the individuals set forth on Annex C.

“Law” means any material federal, state, local or foreign statute, law, ordinance, regulation, rule, code or order promulgated by a Governmental Authority.

“Leased Real Property” means the real property leased by the Pershing Companies or any Affiliate thereof, as tenant, and used in connection with the Business, together with, to the extent leased by the Pershing Companies or any Affiliate thereof, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Pershing Companies or any Affiliate thereof attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Legacy Business” means any business conducted by any of the Pershing Companies prior to the Closing Date other than the Business.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

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“LSE” means the London Stock Exchange.

“Material Adverse Effect” means any circumstance, change, event or effect, taken as a whole, that is materially adverse to, or any development that would be reasonably expected to result in a material adverse effect on the Business, results of operations, assets or financial condition of the Pershing Companies taken as a whole, except for any circumstance, change in or effect on, the Pershing Companies, arising out of or attributable to (i) changes or effects that generally affect the industries in which the Pershing Companies operate, to the extent that such effect is not substantially more severe in the case of the Pershing Companies than in the case of similar companies, (ii) changes in general economic, legal, regulatory or political conditions in the U.S., (iii) any actions taken or omitted to be taken pursuant to the terms of this Agreement or (iv) any effects resulting from the announcement of the transactions contemplated by this Agreement.

“NASD” means The National Association of Securities Dealers, Inc. and its wholly owned subsidiary, NASD Regulation, Inc.

“National Securities Exchange” means any national securities exchange regulated under the Securities Exchange Act of 1934, as amended.

“NYSE” means The New York Stock Exchange, Inc.

“Order” means the entry in any judicial or administrative proceeding brought under any Law by any Governmental Authority or any other Person of any permanent or preliminary injunction or other order.

“Partnership Interests” means the Seller’s indirect one percent general partnership interest in Pershing Trading and the Seller’s 99% limited partnership interest in Pershing Trading.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) liens for taxes, assessments and governmental charges or levies that are not yet due and payable or that are being contested in good faith in proper proceedings if adequate reserves with respect thereto are maintained in accordance with generally accepted accounting principles; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are (i) not overdue for a period of more than 30 days and (ii) not in excess of $100,000 in the case of a single property or $500,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness and (ii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

“Pershing Companies” means the Company, other than with respect to the Excluded Assets, the Sister Companies and their respective Subsidiaries.

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“Pershing Securities” means Pershing Securities Ltd.

“Pershing Shares” means the Shares and the Company Shares.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Pre-Closing Liabilities” means (a) any and all claims (and related Damages) against, and Liabilities (and related Damages) of, any of the Pershing Companies arising prior to the Closing Date (including, without limitation, (i) any Damages arising from the matters set forth in Section 1.01(b) of the Disclosure Schedule, other than those matters set forth in Exhibit 1.01(c) and (ii) any Damages arising from items 41 through 43 in Section 3.12 of the Disclosure Schedule) and (b) any claims (and related Damages, which shall include, without limitation, licensing fees payable after the Closing Date relating thereto) by a third party and Liabilities (and related Damages) in respect thereof, including those set forth in Section 3.17(b) of the Disclosure Schedule, that the use of the Company Intellectual Property in existence on the Closing Date and owned by any of the Pershing Companies infringes any U.S. patent of such third party issued prior to the Closing Date, except for Liabilities (and related Damages) (i) accrued or reserved for on the Closing Balance Sheet, (ii) arising from actions taken by the Pershing Companies prior to the Closing Date in the ordinary course of business consistent with past practice (none of which results from, arises out of or relates to any breach of contract, tort or violation of Law or any of the items listed in the third parenthetical in clause (a) above), or (iii) set forth on the Disclosure Schedule (other than those matters set forth in items 1, 2, 3, 5, 6, 9, 11, 23, 27, 28, 32, 38, 40, 41, 42 and 43 of Section 3.12 of the Disclosure Schedule), except in the case of clauses (ii) and (iii), arising from any breach of duty by Seller or any of the Pershing Companies constituting gross negligence, recklessness or bad faith.

“Prime Brokerage Customer” means any Person who meets the description of a Prime Brokerage Customer and satisfies the requirements applicable to Prime Brokerage Customers in the United States Securities and Exchange Commission’s no-action letter dated January 25, 1994 to the Prime Broker Committee of the Securities Industry Association.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.

“Purchaser’s Accountants” means Ernst & Young LLP, independent accountants of the Purchaser.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“SEC” means the United States Securities and Exchange Commission.

“Seller’s Accountants” means KPMG LLP, independent accountants of the Seller.

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“Shares” means all of the issued and outstanding shares of common stock of the Company, Tech, Mauritius and Pershing Ltd.

“SRO” means a Self-Regulatory Organization registered under the Securities Exchange Act of 1934, as amended, including the NYSE and the NASD.

“Stock Loan Agreement” means the agreement to be entered into by the Seller (or one of its Affiliates), and the Company prior to the Closing in accordance with Section 5.09 in the form attached hereto as Exhibit 1.01(b).

 “Subordinated Debenture” means the Subordinated Debenture dated as of January 16, 1995, as amended, between the Company and the Seller.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations or other entities controlled by the Company and/or the Sister Companies directly or indirectly through one or more intermediaries other than those corporations, partnerships, limited liability companies, joint ventures, associations or other entities which are Excluded Assets.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including:  taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

“U.S. GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“2003 Statement of Income”	2.02(b)(i)
“Adjusted Underfunded Liability	6.06
“Allocations”	7.06(f)
“Assets”	3.18
“Benefit”	3.19(h)(iii)
“Bill of Sale”	5.14(a)
“Broker-Dealer”	3.13
“Claim”	9.03(a)
“Closing”	2.03
“Closing Balance Sheet”	2.06(a)
“Closing Date”	2.03

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Definition	Location

“Company”	Recitals
“Company Benefit Plans”	3.19(a )
“Company Trade Secrets”	3.17(c)
“Competing Business”	5.16
“Contest”	7.03(b )
“Conversion”	Recitals
“CP Waiver Date”	2.03
“Cross License Agreement”	5.09(b)
“CSFB Agreement”	5.05
“Damages”	9.02(a)
“Deductible Amount”	9.02(a)
“Deposit”	2.03
“Discretionary Payment Pool”	6.07
“Earnout Payment”	2.02(b)(ii)
“Earnout Revenues”	2.02(b)(ii)
“ERISA”	3.19(a)
“Financial Statements”	3.09
“Financing Event”	2.03
“Foreign Benefit Plans”	3.19(h)(i)
“Indemnitee”	9.03(a)
“Indemnitor”	9.03(a)
“Index”	6.06
“Independent Accounting Firm”	2.06(b)
“Insurance Policies”	3.24
“Interim Balance Sheet”	2.06(a)
“Interim Balance Sheet Date”	2.06(a)
“Investment Adjustment”	6.06
“Last Valuation”	3.19(h)(vii)
“Leased Assets”	5.14(b)
“Leasing Entity”	3.20(d)
“LLC”	Recitals
“LLC Interests”	Recitals
“Madison Pershing”	Recitals
“Material Contracts”	3.15(a)
“Mauritius”	Recitals
“NYSE”	3.14(b)
“Owned Assets”	5.14(a)
“Pershing Corporations”	3.02(a)
“Pershing Ltd.”	Recitals
“Pershing Trading”	Recitals
“Plans”	3.19(a)
“Post-Closing Retention Compensation Plan”	6.07
“Pricing Event”	2.03
“Purchase Price”	2.02

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Definition	Location

“Purchaser”	Preamble
“Purchaser Welfare Plans”	6.04
“Purchaser’s Savings Plan”	6.05
“Relevant Liabilities”	7.06(f)
“Retained Names and Marks”	5.07(a)
“Scheme”	3.19(h)(iii)
“Seller”	Preamble
“Seller’s Savings Plan”	6.05
“Services”	3.23(a)
“Sister Companies”	Recitals
“Specialist”	3.14(b)
“Straddle Period”	7.01(a)
“Subsidiaries Shares”	3.05
“Tax Benefit”	6.06
“Tech”	Recitals
“Transferred Assets”	5.14(b)
“Transition Services Agreement”	5.09(a)
“Trustee’s Demand”	6.06
“Underfunded Liability”	6.06
“WARN Act”	6.03

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Equity Interests and the Transferred Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, or cause its applicable Subsidiaries to sell, to the Purchaser, and the Purchaser shall purchase from the Seller or such Subsidiaries, as applicable, the Equity Interests and the Transferred Assets.

SECTION 2.02.  Purchase Price; Earnout.  (a)  The purchase price for the Equity Interests and the Transferred Assets shall be $2,000 million (the “Purchase Price”), subject to the adjustments set forth in Section 2.02(b), Section 2.06, 5.13(f), 6.09 and, if applicable, Section 9.02.

(b)      (i)  Not later than March 1, 2004, the Purchaser will provide to the Seller a copy of the statement of income of the Business for the six months ended December 31, 2003, which statement of income will be prepared in accordance with U.S. GAAP and in a manner substantially consistent with the preparation of the Financial Statements (the “2003 Statement of Income”).

(ii)        If the aggregate revenues (net of interest expense) of the Business that have been generated from all customers of the Business, other than customers of the Purchaser’s or its subsidiaries’ clearing businesses on the date of this Agreement listed on Exhibit 2.02(b)(ii)(A)

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or prospective customers of the Purchaser’s or its subsidiaries’ clearing businesses listed on Exhibit 2.02(b)(ii)(B), during the period commencing on July 1, 2003, and ending on December 31, 2003, as reflected in the 2003 Statement of Income (the “Earnout Revenues”), exceed $455 million, the Purchaser will make an additional payment to the Seller, equal to the product of (i) the excess of such revenues over $455 million, and (ii) 2.5 (the “Earnout Payment”); provided that 50% of the revenues generated from the prospective customer of the Purchasers’ and the Subsidiaries’ clearing businesses marked with an asterisk on Exhibit 2.02(a)(ii)(B) will be included in revenues for purposes of calculating the Earnout Payment.  In no event will the Earnout Payment exceed $50 million.

(iii)     The Seller may dispute the amount of the Earnout Revenues, but only on the basis that the 2003 Statement of Income was not prepared in accordance with U.S. GAAP and in a manner substantially consistent with the preparation of the Financial Statements.  In the event of such a dispute, the provisions of Section 2.06(b) will apply mutatis mutandi .

(iv)      Within three Business Days of the 2003 Statement of Income being declared final in accordance with clause (iii), the Purchaser will pay to the Seller any Earnout Payment payable under this Section 2.02(b) by wire transfer of immediately available funds to a bank account designated by the Seller.

SECTION 2.03.  Closing.  Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Equity Interests and the Transferred Assets contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the first Business Day of the month immediately following the month in which all conditions to the obligations of the parties set forth in Article VIII have been satisfied or waived; provided that if such first Business Day occurs fewer than five Business Days following the satisfaction or waiver of such conditions, the Closing will be on the first Business Day of the immediately succeeding month (the day on which the Closing takes place being the “Closing Date”); provided further that the Purchaser may, at its option, by written notice to the Seller, elect to postpone the Closing Date until the date that is the earlier of (a) September 1, 2003, (b) the first Business Day of the month immediately succeeding the month in which the Bloomberg volume weighted average price of the common stock of the Purchaser is equal to at least $27.50 (as adjusted for stock splits, stock dividends or similar events occurring after the date hereof) for five consecutive NYSE trading days, each of which occurs after the CP Waiver Date (a “Pricing Event”), and (c) the first Business Day of the month immediately succeeding the month in which the Purchaser has closed one or more offerings of equity securities or asset dispositions the result of which is that the common equity of the Purchaser (excluding retained earnings) is increased by at least $1,100,000,000 (a “Financing Event”); provided that if the first Business Day referred to in clause (b) or (c) above occurs fewer than five Business Days following a Pricing Event or Financing Event, as applicable, the Closing Date will be the first Business Day of the immediately succeeding month; provided however that if the Purchaser so elects to postpone the Closing Date, (i) the Seller will deliver to the Purchaser a certificate dated as of the CP Waiver Date signed by a duly authorized officer of the Seller to the effect that the representations and warranties of the Seller contained in this Agreement shall have been true and correct as of the date of this Agreement and are true and correct as of the date of such certificate with the same force and effect as if made as of such date (other than such representations and

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warranties as are made as of another date, which shall be true and correct as of such date), except, in either case, where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, (ii) assuming delivery of the certificate referred to in clause (i), the Purchaser shall be deemed to have irrevocably waived all of the conditions to its obligations set forth in Section 8.02, other than those contained in Sections 8.02(a)(ii), 8.02(a)(iii) (as to matters set forth in Section 8.02(a)(ii)), 8.02(c)(i) and 8.02(d), as of the date that would have been the Closing Date pursuant to this Section 2.03 in the absence of such election by the Purchaser (such date, the “CP Waiver Date”); provided, however that the Purchaser will not be deemed to have waived any condition pursuant to this clause (ii) if (x) the subsequent failure of such condition has resulted from, or been caused by, the failure of the Seller to fulfill any of its obligations under this Agreement or (y) the condition contained in Section 8.02(a)(i) shall not have been satisfied as of the CP Waiver Date notwithstanding the delivery by the Seller of the certificate referred to in clause (i) of the immediately preceding proviso, and (iii) within two Business Days of the date on which the Purchaser so elects to postpone the Closing Date, the Purchaser will pay to a mutually satisfactory escrow agent $150 million, as a refundable prepayment of the Purchase Price (and not as liquidated damages) (the “Deposit”) by wire transfer of immediately available funds to the Purchase Price Bank Account; provided further however that the Purchaser may not so elect to delay the Closing if prior to the date on which all the conditions to the obligations of the parties set forth in Article VIII have been satisfied or waived, a Financing Event has occurred.  Such escrow agent will hold the Deposit pursuant to an escrow agreement that will provide that all interest on the amount of the Deposit will be paid to the Seller, reflect the terms of this Agreement, where applicable, and otherwise be in form and substance reasonably satisfactory to the Seller and the Purchaser.  The Purchaser shall promptly advise the Seller in writing of the occurrence of any Financing Event and shall provide reasonable details to the Seller of any computations in respect thereof, including any changes to the common equity (excluding retained earnings) of the Purchaser as a result thereof.

SECTION 2.04.  Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)      evidence of the registration of the sale of the LLC Interests and the Partnership Interests;

(b)      the Bill of Sale;

(c)      stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers and transfer forms duly executed in blank;

(d)      a receipt for the Purchase Price; and

(e)      the certificates and other documents required to be delivered pursuant to Section 8.02.

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SECTION 2.05.  Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(a)      the Purchase Price, less, if applicable, the amount of the Deposit and the amount contemplated by Section 8.02(i), by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b)      an amount equal to the principal (in the amount of $480 million) plus accrued interest outstanding under the Subordinated Debenture by wire transfer in immediately available funds to the Purchase Price Bank Account; and

(c)      the certificates and other documents required to be delivered pursuant to Section 8.01.

SECTION 2.06.  Adjustment of Purchase Price.  The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.06:

(a)      Closing Balance Sheet.  As promptly as practicable, but in any event within 75 days following the Closing, the Purchaser shall deliver to the Seller a balance sheet (the “Closing Balance Sheet”) with respect to the Business as of 11:59 p.m. on the day immediately preceding the Closing Date, together with a certificate of the Purchaser certifying that the Closing Balance Sheet (i) has been prepared in accordance with U.S. GAAP and on a basis substantially consistent with the preparation of the balance sheet of the Business dated as of October 31, 2002 (a copy of which is attached hereto as Exhibit 2.06(a)) (the “Interim Balance Sheet”; the date as of which the Interim Balance Sheet is prepared being referred to herein as the “Interim Balance Sheet Date”) and the other Financial Statements; provided, however, that the Closing Balance Sheet will (w) reflect an accrual of the full cost of the Business’s reduction in force described in Section 6.07 of the Disclosure Schedule; (x) not reflect any write up of the value of the Business’s NYSE seats to market; (y) reflect the accrual of the Seller’s Savings Plans contributions relating to the Employees (wherever located) for the period beginning on January 1, 2003 and ending on the Closing Date and (z) continue full fixed assets depreciation for discontinued operations through the Closing Date, and (ii) reflects, among other things, an accrual for incentive performance bonuses payable to employees of the Pershing Companies with respect to the period commencing on January 1, 2003, and ending on the Closing Date that is consistent with the past practice of the Business and, in any event (x) with respect to those employees with the title of vice president or more senior, at least equal to that calculated for such employees for such period in accordance with the calculation set forth in Exhibit 2.06(b), and (y) with respect to such employees with the title of assistant vice president or more junior, at a rate equal to at least $1.5 million per month (or portion thereof) during such period.

(b)      Disputes.  The Seller may dispute any amounts reflected on the Closing Balance Sheet, but only on the basis that the Closing Balance Sheet has not been prepared in accordance with U.S. GAAP or on a basis substantially consistent with the preparation of the Interim Balance Sheet and the other Financial Statements; provided, however, that the net effect of such disputed amounts in the aggregate would affect the Equity Value

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reflected on the Closing Balance Sheet by more than $100,000; provided further, however, that the Seller shall have notified the Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of the Purchaser’s delivery of the Closing Balance Sheet to the Seller.  With respect to any portions of the Closing Balance Sheet that are not in dispute, a purchase price adjustment shall be made in accordance with Section 2.06(c).  In the event of such a dispute, the Seller and the Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Seller and the Purchaser.  If the Seller and the Purchaser are unable to reach a resolution with such effect within 30 Business Days after receipt by the Purchaser of the Seller’s written notice of dispute, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to the Purchaser and the Seller or, if no such firm is agreed upon, PricewaterhouseCoopers(the “Independent Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to the Purchaser and the Seller upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser.  The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.  In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c)      Purchase Price Adjustment.  The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.06 upon the earliest of (i) the failure of the Seller to notify the Purchaser of a dispute within 30 Business Days of the Purchaser’s delivery of the Closing Balance Sheet to the Seller, (ii) the resolution of all disputes, pursuant to Section 2.06(b), by the Purchaser and the Seller and (iii) the resolution of all disputes, pursuant to Section 2.06(b), by the Independent Accounting Firm.  Within three Business Days of the Closing Balance Sheet being deemed final, a Purchase Price adjustment shall be made as follows:

(i)	in the event that the Equity Value as reflected on the Closing Balance Sheet is less than $645 million, then the Purchase Price shall be adjusted downward in an amount equal to such deficiency, and the Seller shall, within three Business Days of such determination, pay the amount of such deficiency to the Purchaser by wire transfer in immediately available funds to an account designated by the Purchaser; or

(ii)	in the event that the Equity Value reflected on the Closing Balance Sheet exceeds $645 million, then the Purchase Price shall be adjusted upward in an amount equal to such excess, and the Purchaser shall, within three Business Days of such determination, pay the amount of such excess to the Seller by wire transfer in immediately available funds to an account designated by the Seller.

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(d)     Prior to the Closing Date, the Seller and the Purchaser shall consult with each other in good faith regarding the appropriate Equity Value on the Closing Date, with a view to minimizing the amount of such Equity Value to the extent that such minimization would not have any adverse effect on either the Seller or the Purchaser.

(e)     Any amounts due by either party pursuant to this Section 2.06 shall bear interest from and including the Closing Date to the date any such amounts are paid to the other party at a rate equal to the Federal Funds Open Rate (as shown on the Bloomberg BTMM page or such successor or equivalent page) plus five basis points.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

SECTION 3.01.  Organization, Authority and Qualification of the Seller.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and each of the Ancillary Agreements, when executed, by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been or will have been, as applicable, duly authorized by all requisite action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Purchaser) this Agreement and each of the Ancillary Agreements, when executed, constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

SECTION 3.02.  Organization, Authority and Qualification of Certain Pershing Companies.  (a)  Subject to Section 3.02(b) with respect to the Company and Tech, each of the Company, Tech, Pershing Ltd. and Mauritius and each of their respective Subsidiaries (collectively, the “Pershing Corporations”) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws its jurisdiction of incorporation.  Each of the Pershing Corporations has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Each of the Pershing Corporations is duly licensed or qualified to do business and, to the extent applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.  All corporate actions taken by each of the Pershing Corporations have been duly authorized, and none of the Pershing Corporations has taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its certificate of incorporation or bylaws.  True and correct copies of the certificate of incorporation and bylaws

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of each of the Pershing Corporations, each as in effect on the date hereof, have been delivered by the Seller to the Purchaser.

(b)     As of the Closing Date, (i) each of the Company, Tech and Madison Pershing shall be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and shall have all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as it has been and is then conducted, (ii) each of Madison Pershing and Pershing Trading shall be duly licensed or qualified to do business and, to the extent applicable, in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect (iii) Madison Pershing shall have no employees and shall not have engaged in any activity since the date of its formation, other than that of holding certain Leased Assets, (iv) Pershing Trading shall be a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and shall have all necessary power and authority to own, operate or lease the properties and assets, owned, operated or leased by it and to carry on its business as it has been and is then conducted (v) all actions taken by the Company, Tech, Madison Pershing and Pershing Trading shall have been duly authorized, and the Company, Tech, Madison Pershing and Pershing Trading shall not have taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its organizational documents, and (vi) true and correct copies of the organizational documents of the Company, Tech, Madison Pershing and Pershing Trading, each as in effect on the Closing Date, shall have been delivered by the Seller to the Purchaser.

SECTION 3.03.  Capital Stock of the Company and the Sister Companies; Ownership of the Shares, the LLC Interests and the Partnership Interests.  (a)  Subject to Section 3.03(b) with respect to the Company and Tech, the authorized capital stock, the number of Pershing Shares issued and outstanding and ownership of each of the Company and the Sister Companies is as set forth in Section 3.03 of the Disclosure Schedule, and all the Pershing Shares are validly issued, fully paid and nonassessable.  None of the Pershing Shares was issued in violation of any preemptive rights.  Except for the transactions contemplated by this Agreement, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company and the Sister Companies or obligating the Seller or the Company and the Sister Companies to issue, transfer or sell any Pershing Shares, shares of capital stock of, or any other interest in, the Company and the Sister Companies.  Except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations of the Company or the Sister Companies to repurchase, redeem or otherwise acquire any Pershing Shares or, except in connection with the financing of customer positions in the ordinary course of business, to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  Subject to Section 3.03(b) with respect to the Company and Tech, the Pershing Shares constitute all the issued and outstanding equity interests of the Pershing Corporations and are owned of record and beneficially, directly or indirectly, solely by the Seller, free and clear of all Encumbrances.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting of any of the Pershing Shares.

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(b)     As of the Closing Date, (i) all of the LLC Interests will be owned beneficially and of record by the Seller, directly or indirectly, free and clear of all Encumbrances, (ii) except for the transactions contemplated by this Agreement and except as set forth in Section 3.03 of the Disclosure Schedule, there will be no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the LLC Interests or obligating the Seller or the Company to issue or sell any LLC Interests, (iii) there will be no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any LLC Interests or, except in connection with the financing of customer positions in the ordinary course of business, to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, and (iv) there will be no voting trusts, proxies or other agreements or understandings in effect with respect to the voting of any of the LLC Interests.  Upon consummation of the transactions contemplated by this Agreement and registration of the LLC Interests in the name of the Purchaser in the records of the Company, Tech and Madison Pershing, as applicable, the Purchaser, assuming it shall have purchased such LLC Interests for value in good faith and without notice of any adverse claim, will own all of such LLC Interests, representing 100% of the interests in the Company, Tech and Madison Pershing, respectively, free and clear of all Encumbrances.  Upon consummation of the transactions contemplated by this Agreement and registration of the Partnership Interests in the name of the Purchaser in the records of Pershing Trading, the Purchaser, assuming it shall have purchased such Partnership Interests for value in good faith and without notice of any adverse claim, will own all of such Partnership Interests, representing 100% of the interests in Pershing Trading, free and clear of all Encumbrances.

SECTION 3.04.  Subsidiaries.  Section 3.04 of the Disclosure Schedule sets forth a true and complete list of all the Subsidiaries.  The authorized capital stock, number of shares of common stock issued and outstanding (the “Subsidiaries Shares”) and partnership interests of each of the Subsidiaries and ownership of each of the Subsidiaries is as set forth in Section 3.04 of the Disclosure Schedule, and all of the Subsidiaries Shares are validly issued, fully paid and nonassessable.  None of the Subsidiaries Shares or Subsidiary partnership interests was issued in violation of any preemptive rights.  Except as set forth in Section 3.04 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Subsidiaries or obligating the Seller or any of the Pershing Companies to issue or sell any shares of capital stock of, or any other interest in, the Subsidiaries.  There are no outstanding contractual obligations of the Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiaries Shares or other interests or, except in connection with the financing of customer positions in the ordinary course of business, to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  The equity interests set forth in Section 3.04 of the Disclosure Schedule constitute all the issued and outstanding equity interests in the Subsidiaries and are owned of record and beneficially, directly or indirectly,  solely by the Company and/or the Sister Companies, free and clear of all Encumbrances.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting of any such interests.

SECTION 3.05.  No Interests.  Except as set forth in Section 3.05 of the Disclosure Schedule, there are no corporations, partnerships, joint ventures, associations or other entities in which any of the Pershing Companies own, of record or beneficially, any direct or

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indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  Except as set forth in Section 3.05 of the Disclosure Schedule, none of the Pershing Companies is a member of (nor is any part of any of their businesses conducted through) any partnership.  Except as set forth in Section 3.05 of the Disclosure Schedule, none of the Pershing Companies is a participant in any joint venture or similar arrangement.

SECTION 3.06.  Corporate Books and Records; Internal Controls.  (a)  The minute books of each of  Pershing Companies contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the members and the board of directors (or equivalent body) of each of the Pershing Companies and all the committees of the board of directors of each of the Pershing Companies.  Except as set forth in Section 3.06(a) of the Disclosure Schedule, since December 31, 2000, none of the records, systems, controls, data or information of any of the Pershing Companies are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) is not under the exclusive ownership and control of any of the Pershing Companies, accountants retained by any of the Pershing Companies or the Seller.

(b)      Except as set forth in Section 1.01(b) of the Disclosure Schedule, the books and records of each Pershing Company have been fully, properly and accurately maintained in reasonable detail all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as set forth in Section 1.01(b) of the Disclosure Schedule, each Pershing Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.07.  No Conflict.  Except as set forth in Section 3.07 of the Disclosure Schedule, the execution, delivery and, assuming that all consents, approvals, authorizations and other actions described in Section 3.08 have been obtained and all filings and notifications listed in Section 3.08 of the Disclosure Schedule have been made, the performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller or the Pershing Companies, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or the Pershing Companies or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Equity Interests or on any of the assets or properties of the Seller or the Pershing Companies pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Seller or the Pershing Companies is a party or by which any of the Equity

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Interests or any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.08.  Consents and Approvals.  The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section 3.08 of the Disclosure Schedule, (b) the notification requirements of the HSR Act, (c) the notification requirement of Rule 1017 of the NASD, (d) compliance with the notification requirements of NYSE Rule 312 and any further requests or directions received from the NYSE as a result of such notification, (e) compliance with the notification requirements of the FSA, (f) notification to the LSE, (g) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or (h) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

SECTION 3.09.  Financial Information.  The Seller has delivered to the Purchaser true, complete and correct copies of (i) the Interim Balance Sheet and the statement of income of the Business for the ten months ended October 31, 2002 and (ii) the balance sheet of the Business as of December 31, 2001 and the statement of income of the Business for the year then ended (collectively, together with the Interim Balance Sheet, referred to herein as the “Financial Statements”).  The Financial Statements present fairly in all material respects the financial condition and results of operations of the Business as of such dates or for the periods covered thereby and have been prepared in accordance with U.S. GAAP with such deviations from U.S. GAAP, if any, as are referred to in the notes thereto. All accrued and unpaid liabilities for incentive performance bonuses owed by any Pershing Company as of the respective dates of the Financial Statements have been accrued and reserved for and are reflected in the Financial Statements.

SECTION 3.10.  No Undisclosed Liabilities.  There are no Liabilities of the Business, other than Liabilities (i) reflected or reserved against on the Interim Balance Sheet, (ii) disclosed in Section 3.10 of the Disclosure Schedule or (iii) incurred since the Interim Balance Sheet Date in the ordinary course of business, consistent with the past practice, that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.11.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 3.11 of the Disclosure Schedule, since the Interim Balance Sheet Date, the Business has been conducted in the ordinary course and consistent with past practice.  As an amplification and not limitation of the foregoing, except as contemplated by this Agreement or as set forth in Section 3.11 of the Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect, since the Interim Balance Sheet Date, none of the Pershing Companies has:

(i)      except in the ordinary course of business consistent with past practice, permitted or allowed any of the assets or properties (whether tangible or intangible) of the Pershing Companies to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

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(ii)     except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(iii)    redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of any of the Pershing Companies or otherwise;

(iv)    merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(v)      issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, any of the Pershing Companies other than in the ordinary course of business consistent with past practice;

(vi)    other than in the ordinary course of business, consistent with past practice, entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary or spouse living with such Person or Affiliate of such Person);

(vii)    made any material change in any method of accounting or accounting practice or policy used by the Business, other than such changes required by U.S. GAAP;

(viii)   other than in the ordinary course of business consistent with past practice, incurred any Indebtedness in excess of $500,000 individually or $5,000,000 in the aggregate;

(ix)       made any capital expenditure or commitment for any capital expenditure in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(x)        (A) granted or announced any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by any of the Pershing Companies to any of their employees, or (B) established, increased or promised to increase any benefits under any Company Benefit Plan, in any case, except as required by Law or pursuant to any employment contract or arrangement or involving increases in the ordinary course of business consistent with past practice of the Pershing Companies;

(xi)       amended, modified or consented to the termination of any Material Contract or any of the Pershing Companies’ rights thereunder;

(xii)     suffered any circumstance, change, event, effect or development that would, individually or in the aggregate, constitute a Material Adverse Effect; or

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(xiii)      agreed to take any of the actions specified in this Section 3.11.

SECTION 3.12.  Litigation.  Except as set forth in Section 3.12 of the Disclosure Schedule, except for the Excluded Actions or except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no Actions by or against any of the Pershing Companies or affecting any of the Assets pending before any Governmental Authority or, to the knowledge of the Seller, threatened to be brought by or before any Governmental Authority.  None of the matters disclosed in Section 3.12 of the Disclosure Schedule could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.  Except as set forth in Section 3.12 of the Disclosure Schedule, none of the Pershing Companies or any of their Assets is subject to any Governmental Order, nor, to the knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority, that has or would, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.13.  Registrations.  None of the Pershing Companies is subject to registration under the Investment Company Act of 1940, as amended, or similar Laws of any Governmental Authority.  Each of the Pershing Companies and each of its employees which are or who are required to be registered as a broker-dealer (a “Broker-Dealer”), a registered representative, a sales person or in a similar capacity with the SEC, the securities commission of any state or foreign jurisdiction or any SRO are duly registered as such and such registrations are in full force and effect.  All federal and state registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.  Section 3.13 of the Disclosure Schedule sets forth a list of all exchange seats and specialist posts owned or leased as part of the Business.

SECTION 3.14.  Compliance with Laws.  (a)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Pershing Companies has conducted and continues to conduct its business in accordance with all Laws and Governmental Orders applicable to each of the Pershing Companies or any of the Assets, and none of the Pershing Companies is in violation of any such Law or Governmental Order.  Each of the Pershing Companies holds all licenses, permits, authorizations, orders and approvals from, and has made all filings, applications and registrations with, each Governmental Authority necessary for the operation of its business, except where the failure to make such filings, applications or registrations would not, individually or in the aggregate, have a Material Adverse Effect.  All such licenses, permits, authorizations, orders and approvals are in full force and effect and, to the knowledge of the Seller, no suspension or cancellation of any of them is threatened.

(b)       Except as set forth on Section 3.14(b) of the Disclosure Schedule, none of the Pershing Companies (i) has received, since December 31, 1997, any notification or communication from any Governmental Authority (A) asserting that it or any of its directors, officers, employees, agents, controlled Affiliates or representatives is not in compliance with any of the statutes, regulations, ordinances or rules that a Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the knowledge of the Seller, do any grounds for any of the foregoing exist); (ii) is subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement

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or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Authority, or been advised since December 31, 1997 by any Governmental Authority or SRO that it is issuing or requesting any such order, agreement or other action; or (iii) is, or any of its controlled Affiliates is, subject to a “statutory disability” as defined in Section 3(a)(39) of the Exchange Act.  At all times when any of the Pershing Companies has controlled or been under common control with, or had a division that functions as, a specialist on the New York Stock Exchange (“NYSE”) or another national securities exchange (any such entity or division, a “Specialist”), each such Pershing Company and such Specialist have operated in conformity with information barriers under Rule 98 of the NYSE (or the analogous rule of such other national securities exchange) that have been approved by the NYSE (or such other national securities exchange).

(c)       Section 3.14(c) of the Disclosure Schedule sets forth all Governmental Authorities with which each of the Company, Pershing Trading, Pershing Ltd. and Pershing Securities is registered as a Broker-Dealer.  The Company, Pershing Trading, Pershing Ltd. and Pershing Securities are the only Pershing Companies with Broker-Dealer activities and, by virtue of their Broker-Dealer activities, are not required to be registered in or obtain a license or similar authorization from any other jurisdiction.  The Company, Pershing Trading, Pershing Ltd. and Pershing Securities, as Broker-Dealers, have not exceeded the business activities in which they are authorized by Governmental Authorities to engage enumerated in any agreements with any Governmental Authority or any other limitations imposed in connection with their registration forms (including Forms BD).  Each of the Pershing Companies has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it has been required to file since 1997 with any Governmental Authority.  All other reports and statements required to be filed by a Pershing Company have been filed, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States with respect to the Company and Pershing Trading and of the United Kingdom with respect to Pershing Ltd. and Pershing Securities, any state or any Governmental Authority, and each of the Pershing Companies has paid all fees and assessments due and payable in connection therewith.  The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof, and timely amendments were filed, as necessary, to correct or update any information reflected in such registrations, forms and reports.  Each such registration is in full force and effect.  Except for normal examinations conducted by an SRO in the regular course of the Company’s or Pershing Trading’s business, no SRO has initiated any proceeding or investigation into the business or operations of any Pershing Company.  Except as set forth in Section 3.14(c) of the Disclosure Schedule, there is no unresolved violation or exception by any SRO with respect to any report or statement relating to any examinations of the Company or Pershing Trading.

(d)       Except for the Company, which is registered as an investment advisor under the Investment Advisor Act of 1940, none of the Pershing Companies is required to be registered as an investment advisor, including registration under the Investment Advisor Act of 1940, as amended or subject to regulation under the Investment Advisor Act.

(e)       Except for the Company, which is (i) registered as a futures commission merchant with the Commodity Futures Trading Commission, (ii) a member of the National

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Futures Association and (iii) registered as a municipal securities dealer, none of the Pershing Companies’ activities require any of them to be registered as an exchange or transfer agent, a clearing agency, a municipal securities dealer, a government securities dealer, a futures commission merchant, a commodity trading advisor or commodity pool operator.

SECTION 3.15.  Material Contracts.  (a)  Section 3.15(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Pershing Companies (such contracts and agreements being “Material Contracts”):

(i)       all contracts and agreements relating to Indebtedness of the Pershing Companies to a third party that individually are in excess of $2,000,000;

(ii)      all contracts and agreements with any Governmental Authority to which any of the Pershing Companies is a party;

(iii)      all contracts and agreements that limit or purport to limit the ability of any of the Pershing Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv)      all contracts and agreements between or among any of the Pershing Companies and the Seller or any Affiliate of the Seller;

(v)      all contracts and agreements, other than option and margin agreements entered into in the ordinary course of business, to which any of the Pershing Companies is a party requiring the payment of money in excess of $1,000,000 during the 12 month period ending on the date hereof or that would, on an annualized basis, have required such payment during such period; provided, however, that with respect to those contracts and agreements the terms of which prohibit the Seller from disclosing their contents, the Seller shall only provide the Purchaser with a list of such contracts and agreements;

(vi)      all Company IP Licenses, other than shrink-wrap or click-through licenses of computer software, contemplating an exchange of value in excess of $1,000,000 during the 12 month period ending on the date hereof;

(vii)      all contracts and agreements granting an Encumbrance, other than Permitted Encumbrances, upon any property or asset of any Pershing Company;

(viii)      all contracts and agreements obligating any Pershing Company to pay to any Person any money as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein;

(ix)      all contracts and agreements providing for the acquisition or disposition after the date of this Agreement of any Assets contemplating an exchange of value in excess of $500,000;

(x)      all contracts and agreements providing for a power of attorney on behalf of any Pershing Company other than qualified service representative agreements, stock powers of attorney and similar agreements; and

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(xi)              all leases and subleases in respect of Leased Real Property.

(b)     Each Material Contract:  (i) is valid and binding on each of the Pershing Companies which is a party thereto, and, to theknowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.08 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence.  None of the Pershing Companies is in breach of, or default under, any Material Contract, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect, and to the knowledge of Seller, none of the other parties thereto is in material default or material breach.

SECTION 3.16.  Real Property.  (a)  Section 3.16(a) of the Disclosure Schedule lists all of the Leased Real Property.  The Seller has delivered to the Purchaser true and complete copies of all leases and subleases relating to the Leased Real Property and any and all ancillary documents pertaining thereto.  Except as set forth in Section 3.16(a) of the Disclosure Schedule, none of the Pershing Companies owns any real property.

(b)     Each parcel of Leased Real Property is leased free and clear of all Encumbrances other than Permitted Encumbrances and is neither subject to any governmental decree or order to be sold nor being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Seller, has any such condemnation, expropriation or taking been proposed, except, in either case, as would not, individually or in the aggregate, have a Material Adverse Effect.

(c)     Except as set forth in Section 3.16(c) of the Disclosure Schedule or except as would not have a Material Adverse Effect:  (i) the Pershing Companies and the Assets have complied at all times with all Environmental Laws; (ii) no real property currently or formerly owned or operated by the Pershing Companies has been contaminated with any substance regulated under any Environmental Law; (iii) the Pershing Companies are not subject to any Liability for off-site disposal or contamination; (iv) the Pershing Companies and its Assets are not the subject of any Governmental Orders, claims or notices alleging Liability under any Environmental Law; and (v) to the knowledge of the Seller, there are no other circumstances or conditions involving the Pershing Companies or the Assets that could reasonably be expected to result in any Liabilities, or restrictions on the ownership, use or transfer of any real property included in the Assets under any Environmental Law.

As used herein, “Environmental Law” means any law, regulation, Governmental Order, decree, common law or requirement of any Governmental Authority relating to the protection of the environment or human health and safety.

SECTION 3.17.  Intellectual Property.  (a)  Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list of all (i) software owned by or licensed to any of the Pershing Companies, (ii) all patents and patent applications, (iii) trademark registrations and applications, (iv) copyright registrations and applications and (v) unregistered trademarks, in each case, included in the Company Intellectual Property and, in the case of (i), (iii), (iv) and (v), material to the operation of the Business.

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(b)     Except as set forth in Section 3.17(b) of the Disclosure Schedule, (i)  to the knowledge of the Seller, the conduct of the Business as currently conducted does not and will not, upon Closing, infringe, misappropriate, violate or conflict with the Intellectual Property of any third party (including the Seller and its Affiliates), and no written claim has been asserted to the Seller or the Pershing Companies that the conduct of the Business as currently conducted infringes or misappropriates the Intellectual Property of any third party; (ii) to the knowledge of Seller, no third party is infringing, misappropriating or violating any Company Intellectual Property in any material respect; (iii) with respect to each item of Company Intellectual Property owned by the Pershing Companies and material to the Business, each of the Pershing Companies, as applicable, is the owner of the entire unencumbered (other than licenses thereof) right, title and interest in and to such Intellectual Property and is entitled to use such Intellectual Property in the continued operation of its business; (iv) with respect to each item of Company Intellectual Property licensed to each of the Pershing Companies as licensee and material to the Business as currently conducted, each of the Pershing Companies has the right to use such Intellectual Property in the continued operation of its business as currently conducted and as conducted as of Closing in accordance with the terms of the Company IP License governing such Intellectual Property without the need to pay any additional consideration; (v) to the knowledge of Seller, the Company Intellectual Property is valid and enforceable and has not been adjudged invalid or unenforceable in whole or part; (vi) in connection with any registered or applied for Company Intellectual Property owned by the Company and material to the operation of the Business, the Company has taken commercially reasonable efforts to protect its validity, including, without limitation, the payment of all renewal fees and recordations of all assignments, transfers, name changes, and the like; and (vii) to the knowledge of the Seller, no current or former Pershing Company Employee or contractor is or was party to any valid agreement (directed to non-disclosure, non-compete, exclusive services obligations or the like) that restricts, restricted, forbids or forbade at any time during such Employee or contractor’s employment or engagement with the Pershing Companies the activities or performance of duties of such Employee or contractor for or on behalf of the Pershing Companies in connection with the invention or creation of Intellectual Property for or on behalf of the Pershing Companies.

(c)     Except as set forth on Section 3.17(c) of the Disclosure Schedule, the Pershing Companies have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in and material to the operation of the Business (collectively, “Company Trade Secrets”) (including without limitation entering into appropriate confidentiality agreements with officers, directors, employees, and other Persons with access to the Company Trade Secrets).

SECTION 3.18.  Assets.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Pershing Companies owns, leases or has the legal right to use all the properties and assets, including Intellectual Property, used or intended to be used by the Pershing Companies or otherwise owned, leased, licensed or used by the Pershing Companies and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Pershing Companies (all such properties, assets and contract rights being the “Assets”).  The Assets, together with the Transferred Assets, the services to be provided pursuant to the Transition Services Agreement, and the licenses to be provided under the Cross License Agreement, constitute all the properties, assets and rights forming a part of, used, held or intended to be used

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in, and all such properties, assets and rights as are necessary in the conduct of, the Business.  At all times since the Interim Balance Sheet Date, the Pershing Companies have caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.  None of the Excluded Assets is necessary or desirable for the conduct of the Business as currently conducted or intended to be conducted by Seller.

SECTION 3.19.  Employee Benefit Plans; Labor Matters.  (a)  Section 3.19 of the Disclosure Schedule contains a list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each stock option, stock purchase, fringe benefit, change in control, severance, retention, bonus and deferred compensation plan, agreement and arrangement (collectively, the “Plans”) which are maintained or contributed to by the Seller or the Pershing Companies with respect to any current or former Employee, officer or director of the Pershing Companies or any beneficiary or dependent thereof (collectively, the “Company Benefit Plans”), other than Company Benefit Plans that are not material.  With respect to each Company Benefit Plan, the Seller has made available to the Purchaser a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Benefit Plan, (iii) each trust agreement relating to each Company Benefit Plan maintained for Employees, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation, if any, relating to a Company Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

(b)      With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Seller, there exists no condition or set of circumstances in connection with which any of the Pershing Companies could be subject to any actual or contingent liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law in an amount that would be material.

(c)     None of the Pershing Companies is a party to any collective bargaining or other labor union contract applicable to any employee of the Pershing Companies, and no collective bargaining agreement is being negotiated by any of the Pershing Companies.  As of the date hereof, there is no labor dispute, strike or work stoppage against any of the Pershing Companies pending or, to the knowledge of the Seller, threatened in writing which may interfere with the respective business activities of any of the Pershing Companies, except where such dispute, strike or work stoppage would not be material.  As of the date hereof, to the knowledge of the Seller, none of the Pershing Companies or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the Business, and there is no charge or complaint against any of the Pershing Companies by the National Labor Relations Board or any comparable government agency pending, or to the knowledge of the Seller, threatened in writing, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect.  Except as listed in Section 3.19(c) of the Disclosure Schedule, there are no pending charges or complaints alleging sexual or other harassment or other discrimination by any of the Pershing Companies or any of their employees or agents pending or, to the knowledge of the Seller, threatened in writing in each case against Seller or the Pershing Companies.  Each of Seller and the Pershing Companies is, with respect to

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the Business, in substantial compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours and affirmative action.

(d)     Except with respect to arrangements or agreements the cost of which will be borne by the Seller or its Affiliates (other than the Pershing Companies), the Seller has listed in Section 3.19(d) of the Disclosure Schedule and has made available to the Purchaser (i) copies of all employment agreements with officers of the Pershing Companies (or copies of forms of agreements setting forth representative employment terms and conditions); (ii) copies of all retention and severance agreements, programs and policies of the Pershing Companies with or relating to employees, other than such agreements, programs and policies that are required by applicable Law; and (iii) copies of all plans, programs, agreements and other arrangements of the Pershing Companies with or relating to employees which contain change in control provisions.

(e)     Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (i) entitle any employee to severance pay becoming due under any Company Benefit Plan or any other arrangement, other than such agreements, programs and policies that are required by applicable Law, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Company Benefit Plans, or any other arrangement, with respect to employees, other than such agreements, programs and policies that are required by applicable Law, or (iii) result in payments under any of the Company Benefit Plans which would not be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(f)     Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period and, to the knowledge of the Seller, no circumstances exist that are reasonably likely to result in the revocation or denial of any such favorable determination letter.

(g)     None of the Pershing Companies contribute to a “multiemployer plan”, as defined in Section 3(37) of ERISA, nor has it contributed to such a plan within the past five calendar years.

(h)     (i)   All benefit and compensation plans, contracts, policies or arrangements and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans covering current or former employees based outside of the Untied States or maintained outside of the United States that are subject to or governed by the Law of any jurisdiction other than the United States (collectively, the “Foreign Benefit Plans”), other than Foreign Benefit Plans that are not material, are listed on Schedule 3.19(h)(i) of the Disclosure Schedule.  The Foreign Benefit Plans comply in all material respects with applicable Law.  All operating documents governing the Foreign Benefit Plans and all employee

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communications and actuarial reports with respect to the Foreign Benefit Plans made available to the Purchaser are complete and accurate in all material respects.

(ii)     Except as listed in Schedule 3.19(h)(ii) of the Disclosure Schedule, the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, calculated to the Closing Date with respect to all current or former participants under such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan.

(iii)     For purposes of this subsection 3.19(h), “Benefit” means any pension, lump sum, indemnity, gratuity, deferred compensation, payment of medical expenses or other like benefit given or to be given on or in anticipation of or after leaving employment for any reason, including death, or in connection with any change in the nature of the service of the employee, or on retirement or death.  “Scheme” means the Pershing Limited Pension Plan established November 30, 1987.

(iv)     Except pursuant to the Scheme or as listed on Schedule 3.19(h)(iv) of the Disclosure Schedule, none of the Pershing Companies has paid, provided or contributed towards, nor is under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any Benefit for or in respect of any present or past employee (or any spouse, child or dependent of any of them) of any Pershing Company in the UK.

(v)     The Scheme is approved as an exempt approved scheme (within the meaning of section 592, UK Income and Corporation Taxes Act 1988) and is contracted out of the UK second state pension, and, to the knowledge of the Seller, there is no ground on which approval or contracted out status may be reasonably expected to be withdrawn or cease to apply.

(vi)     There is no litigation or dispute or, to the knowledge of the Seller, threat of litigation in connection with the Scheme.  To the knowledge of the Seller, no investigation by the Pensions Ombudsman, the Occupational Pensions Regulatory Authority or the Inland Revenue has been or is being carried out in relation to the Scheme.

(vii)     The last actuarial valuation of the Scheme was dated as of April 1, 2002 (the “Last Valuation”).  To the knowledge of the Seller, the data and other information provided to the actuary for the Last Valuation is complete and accurate in all material respects.

(viii)     Except pursuant to the Foreign Benefit Plans or as required by applicable Law, no Benefit is provided for any employee or former employee who is employed by the Pershing Companies located in India.

SECTION 3.20.  Taxes.  (a)  Except as would not have a Material Adverse Effect, (i) all Tax returns required to be filed by each Pershing Company or in which any Pershing Company is required to be included with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf thereof, have been timely filed or will be timely filed, (ii) all Taxes due and payable (including estimated Taxes) have been paid or will be paid except to the extent the same are being contested

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in good faith, (iii) all such Tax returns of each of the Pershing Companies are true, correct and complete in all material respects, (iv) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against any of the Pershing Companies, (v) none of the Internal Revenue Service or any foreign, state or local taxing authority has proposed any adjustment to any such Tax return that relates to the Business, (vi) no claim has been made by any taxing authority or jurisdiction in which any Pershing Company does not file Tax returns that any Pershing Company is subject to Tax by that jurisdiction and (vii) there are no Tax liens with respect to any assets of the Pershing Companies other than liens for Taxes not yet due and payable.

(b)     [Intentionally Omitted]

(c)     [Intentionally Omitted]

(d)     The Company, Tech and Madison Pershing will be treated as disregarded entities for U.S. federal income Tax purposes immediately prior to and at the time of the Closing and none of the Seller, the Company or the LLC or any of their respective Affiliates will take any action or fail to take any action that would cause the Company, Tech and Madison Pershing to be treated as other than a disregarded entity for any such income Tax purpose.  Pershing Ltd., Cadogan Nominees Limited, Pershing Keen Nominees Limited and Pershing Nominees Limited are properly treated as disregarded entities for U.S. federal income Tax purposes, and Pershing Trading is treated as a partnership for such purposes.  As of the date of this Agreement, Pershing ICS Nominees Limited is treated as a partnership for U.S. federal income Tax purposes but it is anticipated that on or prior to the Closing Date, Pershing ICS Nominees Limited will be a disregarded entity (and, if not a disregarded entity, Pershing ICS Nominees Limited will remain a partnership).

(e)     Except as would not have a Material Adverse Effect, (i) the Pershing Companies or their agents have complied with all applicable withholding Tax rules (including, without limitation, withholding on payments from payments to Employees, beneficiaries of Qualified Plans and customers), have deposited all amounts withheld pursuant to such rules in a proper and timely manner, have obtained and maintained all records and documents required by any withholding Tax or information reporting rules, and have timely and properly sent to all recipients of all reportable payments or amounts, and has filed with the Internal Revenue Service and any state and local taxing authorities all reports on Forms 1099 or 1042-S, or similar reports, required to be so sent or filed in respect of any such amount paid to such recipients on or prior to the Closing Date; (ii) all such records are, as of the date hereof, true, complete and correct in all respects; and (iii) the Pershing Companies or their agents have recorded in the processing system any notice pursuant to Section 3406(a)(1)(B) or (C) of the Code received with respect to any Person in connection with the Business.

(f)     [Intentionally Omitted]

(g)     Pershing Securities Limited (QI EIN 98-0235607) is the only Pershing Company that is a “Qualified Intermediary” for federal Tax purposes and it has complied with all material requirements applicable to Qualified Intermediaries.

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SECTION 3.21.     Brokers.  Except for any fees and expenses for which the Seller is solely responsible, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

SECTION 3.22.     No Other Representations.  Neither the Seller, the Pershing Companies nor any of their respective directors, officers, employees, agents or representatives has made, or shall be deemed to have made, and neither the Seller nor any of the Pershing Companies is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to the Pershing Companies or any of their respective assets or businesses, except as specifically set forth in this Article III.

SECTION 3.23.     Customer Clearing Agreements.  (a)      Each Customer Clearing Agreement is valid and binding on each of the Pershing Companies which is a party thereto, and, to the knowledge of the Seller, the counterparties thereto, and is in full force and effect.  Except as set forth in Section 3.23 of the Disclosure Schedule, neither the Seller nor any Pershing Company has received any notice that any Correspondent listed on Annex A (i) has ceased, or will cease prior to the Closing, to use the services of the applicable Pershing Company (the “Services”) or, after the Closing, the services of the Purchaser as they relate to the Business, (ii) has substantially reduced, or will substantially reduce prior to the Closing, the use of Services or, after the Closing, the services of the Purchaser as they relate to the Business, or (iii) has sought, or is seeking to reduce, the price it will pay for the Services prior to the Closing, or after the Closing, the services of the Purchaser as they relate to the Business.

(b)      Except as set forth in Section 3.23 of the Disclosure Schedule, none of the  Pershing Companies is party to a contract with any Prime Brokerage Customer.

SECTION 3.24.      Insurance.  Section 3.24 of the Disclosure Schedule sets forth a list of all of the insurance policies, binders, or bonds maintained by the Pershing Companies (“Insurance Policies”).  The Pershing Companies are insured with reputable insurers against such risks and in such amounts as the management of the Pershing Companies reasonably has determined to be prudent in accordance with industry practices.  All of the Insurance Policies are in full force and effect; the Pershing Companies are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

SECTION 3.25.      Derivatives; etc.  Except as set forth in Section 3.25 of the Disclosure Schedule, none of the Pershing Companies has entered into any off balance sheet items, swaps, caps, floors, option agreements, futures and forward contracts or other similar arrangements for its own account and any such off balance sheet items, swaps, caps, floors, option agreements, futures and forward contracts and other similar arrangements entered into for the account of any customer of any Pershing Company have been entered into in accordance with all applicable laws, rules, regulations and regulatory policies and, to the extent required by U.S. GAAP, have been disclosed in the Financial Statements.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser and hereby represents and warrants to the Seller as follows:

SECTION 4.01.     Organization and Authority of the Purchaser.  The Purchaser is a bank holding company duly organized, validly existing and in good standing under the laws of the State of New York.  The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of each of the Purchaser enforceable against the Purchaser in accordance with its terms.

SECTION 4.02.     No Conflict.  The execution and delivery and, assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Seller or any Pershing Company, the performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws or equivalent organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

SECTION 4.03.     Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) in cooperation with the Seller and the Pershing Companies in seeking all approvals required by the Seller and the Pershing Companies from Governmental Authorities in performance of this Agreement, (b) (i) the approval of the Board of Governors of the Federal Reserve System, (ii) the approval of the New York State Banking Department, (iii) the approval of the NASD and (iv) the approval of the NYSE, (c) with respect to Pershing Ltd., the approval of the FSA pursuant to the Financial Services and Market Act 2000, Section 178 et seq.,

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(d) the notification requirements of the HSR Act and (e) such other filings, notifications, approvals and consents under the merger control laws and regulations of any country or transnational body as are considered by the Purchaser using its reasonable judgment to be necessary or appropriate.

SECTION 4.04.     Investment Purpose.  The Purchaser is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 4.05.    Financing.  At the Closing Date, the Purchaser will have available sufficient funds to pay the Purchase Price.

SECTION 4.06.     Litigation.  No claim, action, proceeding or investigation is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, that seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect the Purchaser’s ability to consummate, the transactions contemplated by this Agreement.

SECTION 4.07.     Brokers.  Except for any fees and expenses for which the Purchaser is solely responsible, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.     Conduct of Business Prior to the Closing.   (a)      The Seller covenants and agrees that, except as described in Section 5.01(a) of the Disclosure Schedule, between the date hereof and the time of the Closing, none of the Pershing Companies shall conduct its business other than in the ordinary course and consistent with past practice.  Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, the Seller shall cause each of the Pershing Companies to (i) use its reasonable efforts to (A) preserve intact its business organization and (B) preserve its current relationships with its customers and other persons with which it has significant business relationships; (ii) exercise, but only after notice to the Purchaser and receipt of the Purchaser’s prior written approval, any rights of renewal pursuant to the terms of any leases or subleases that by their terms would otherwise expire; (iii) not shorten or lengthen the customary payment cycles for any of its payables or receivables, except as required pursuant to Section 5.13; and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller in this Agreement; provided, however, that prior to the Closing, subject to the provisions of Section 2.06, the Seller may, in its sole discretion and without the consent of the Purchaser, cause to be distributed to Seller any cash from the accounts of the Pershing Companies as it deems desirable.

(b)      Except as described in Section 5.01(b) of the Disclosure Schedule, the Seller covenants and agrees that, prior to the Closing, without the prior written consent of the

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Purchaser, not to be unreasonably withheld, the Company will not do any of the things enumerated in the second sentence of Section 3.11.

SECTION 5.02.      Access to Information.  (a)     From the date hereof until the Closing, upon reasonable notice, the Seller shall cause each of the Pershing Companies and each of its officers, directors, employees, agents, representatives, accountants and counsel to:  (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Pershing Companies (other than privileged materials and subject to the applicable privacy laws) and to those officers, directors, employees, agents, accountants and counsel of the Pershing Companies who have any knowledge relating to the Pershing Companies and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the business, assets, properties, personnel and goodwill of the Pershing Companies (or legible copies thereof) as the Purchaser may from time to time reasonably request.

(b)      In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Pershing Companies relating to periods prior to the Closing in a manner reasonably consistent with the Purchaser’s practice and (ii) upon reasonable notice, subject to applicable privacy laws and obligations, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

(c)      In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or the Pershing Companies after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain the books and records of the Seller that relate to the Pershing Companies and its operations for periods prior to the Closing and that shall not otherwise have been delivered to the Purchaser or the Pershing Companies in a manner reasonably consistent with the Seller’s practice and (ii) upon reasonable notice, subject to applicable privacy laws and obligations, afford the officers, employees and authorized agents and representatives of the Purchaser or the Pershing Companies reasonable access (including the right to make photocopies at the expense of the Purchaser or the Pershing Companies), during normal business hours, to such books and records.

SECTION 5.03.     Confidentiality.      (a)     The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Business and the transactions contemplated by this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

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(b)      The Seller agrees that it shall enforce any and all confidentiality agreements entered into at any time with any Person (other than the Purchaser) in connection with the potential sale of the Pershing Companies, including by requesting, subject to the limitations set forth in such confidentiality agreements, the return or the destruction of the Evaluation Materials (as defined therein).

(c)       The Seller agrees to keep confidential all nonpublic information in its possession regarding the Business (including any information made available to the Seller pursuant to Section 5.02(c)); provided, however, that the Seller will not be required to maintain as confidential any information that (i) becomes generally available to the public other than as a result of a disclosure by the Seller or (ii) is required to be disclosed pursuant to the terms of a Governmental Order or other legal requirement.

SECTION 5.04.      Regulatory and Other Authorizations; Notices and Consents.     (a)     Each of the Seller and the Purchaser shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance of its and the other party’s obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement.  The Seller will, and will cause the Pershing Companies to, cooperate with the Purchaser, and the Purchaser will cooperate with the Seller, in promptly seeking to obtain all such authorizations, consents, orders and approvals; provided, however, that neither the Purchaser nor the Seller shall be required to pay any fees or other payments to any such Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on the Purchaser or the Seller, as the case may be).  Neither the Seller nor the Purchaser shall knowingly take any action that would have the effect of delaying, impairing or impeding the receipt of any required approval.  Notwithstanding the foregoing, nothing shall prevent the Purchaser or any of its Affiliates from conducting their business in the ordinary course.  The Seller and the Purchaser each agree to make, or to cause to be made, (i) an appropriate filing of a notification and report form pursuant to the HSR Act and (ii) any other filing or notification required by any other applicable Law, in each case, with respect to the transactions contemplated by this Agreement within fifteen Business Days after the date of this Agreement in the case of the HSR Act, and as promptly as reasonably practicable in the case of any other filing or notification, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Law.

(b)      Each party to this Agreement, to the extent permitted by applicable Law, shall promptly notify the other party of anycommunication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and, to the extent practicable, permit the other party to review in advance any such proposed communication by such party to any Governmental Authority, other than ordinary course filings.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting except to the extent that such meeting, in the reasonable judgment of such party, would involve confidential discussions with a bank regulatory authority.  Subject to the Confidentiality Agreement, each party to this Agreement will coordinate and cooperate fully with the other parties in exchanging such information and

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providing such assistance as such other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act.  Subject to the Confidentiality Agreement, each party to this Agreement will provide the other party with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.  The preceding provisions of this Section 5.04(b) apply only through the Closing Date or termination of this Agreement; except that the foregoing provisions of this subparagraph (b) shall continue to apply to the extent that a Governmental Authority requires a filing or notification promptly following the Closing Date.

(c)      Each party agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement.

SECTION 5.05.      CSFB, Inc. Joint and Several Liability.  The Seller agrees that, prior to the Closing Date, CSFB, Inc., a Delaware corporation, will agree to be jointly and severally liable with the Seller for the obligations of the Seller hereunder, which form of agreement will be in form and substance reasonably satisfactory to the Purchaser (the “CSFB Agreement”).

SECTION 5.06.      Investigation.  (a)     The Purchaser acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business and the Pershing Companies and (ii) neither the Seller, the Pershing Companies nor any of their respective directors, officers, employees, agents or representatives has made, or shall be deemed to have made, and none of such persons or the Seller or the Pershing Companies shall be liable for or bound in any manner by, any express or implied representations, warranties, guaranties or promises pertaining to the Business, the Pershing Companies or any of their assets, except as specifically set forth in Article III of this Agreement.

(b)      In connection with the Purchaser’s investigation of the Business, the Purchaser has received from the Seller certain estimates, projections and other forecasts for the Business, and certain prospective plan and budget information.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, prospective plans and budgets so furnished to it, and that the Purchaser will not assert any claim against the Seller or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Seller or any such persons liable, with respect thereto.  Accordingly, the Seller makes no representation or warranty with respect to any estimates, projections, forecasts, prospective plans or budgets referred to in this Section 5.06(b).

SECTION 5.07.      Use of Names.  (a)      Notwithstanding any other provision of this Agreement to the contrary, no interest in or right to use the names “Credit Suisse First Boston,” “CSFB,” “Donaldson Lufkin & Jenrette” or “DLJ” or any confusingly similar derivation or modification thereof or any trademark, servicemark, trade dress, logo, domain name, URL

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(universal resource locator), trade name or corporate name of the Seller or any of its Affiliates (collectively, the “Retained Names and Marks”) is being transferred to the Purchaser pursuant to the transactions contemplated hereby and, the use of any Retained Names and Marks in connection with the Business by the Purchaser or the Pershing Companies shall cease as of the Closing Date.  The Purchaser, promptly following the Closing Date and in any event within three months thereafter, will, and will cause the Pershing Companies and any of their Affiliates to, remove or obliterate all the Retained Names and Marks from its signs, web sites, labels, letterheads and other items and materials of the Business and otherwise, and not put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto.  The Purchaser agrees that the Seller shall not have any responsibility for claims by third parties arising out of, or relating to, the use after the Closing Date by the Purchaser, the Pershing Companies or any Affiliate thereof of any Retained Name or Mark.

(b)      No later than two Business Days after the Closing Date, the Purchaser shall cause the Pershing Companies to change their names so as to eliminate any reference to any of the Retained Names and Marks.

SECTION 5.08.     Release of Indemnity Obligations.  The Seller and the Purchaser will cooperate with each other with a view to enter into arrangements effective as of the Closing whereby the Purchaser or its Affiliates would be substituted for the Seller or its Affiliate in any guarantees, letters of comfort, indemnities or similar arrangements entered into by the Seller or its Affiliates for the benefit of the Pershing Companies; provided, however, that if the Purchaser or its Affiliates cannot enter into such arrangements, the Seller shall not terminate such guaranty arrangements without the Purchaser’s consent until the Purchaser shall have entered into a separate guaranty arrangement directly with the counterparty to such guarantees, letters of comfort, indemnities or similar arrangements; provided, however, that the Purchaser or any of its Affiliate shall enter into a separate guaranty with the Seller or any of its Affiliate to guarantee the performance of the obligations of the relevant Pershing Company pursuant to the contract underlying such guaranty arrangements.  Notwithstanding the foregoing, to the extent that the Purchaser or any of its Affiliate is substituted for the Seller or any of its Affiliate in any guaranty, letter of comfort, indemnity or similar arrangement and such guaranty is made to guaranty the performance of the Seller or any of its Affiliate (other than a Pershing Company) under an Affiliate agreement or otherwise, the Seller will indemnify the Purchaser or its Affiliate for any payments actually made by the Purchaser or such Affiliate pursuant to such guaranty agreement solely to the extent that such payment made by the Purchaser or such Affiliate arises from the performance or nonperformance of the Seller or its Affiliate (other than a Pershing Company) pursuant to such Affiliate agreement.

SECTION 5.09.     Other Agreements     (a)     At the Closing, the Seller and certain of its Affiliates shall enter into (i) a transition services agreement with the Company and the Purchaser, if applicable, pursuant to which (A) the Seller or one or more of its Affiliates will provide to the Company or the Purchaser services reasonably required by the Company or the Purchaser to enable it to conduct the Business substantially as conducted prior to the Closing Date and (B) the Company will provide to the Seller and its Affiliates services reasonably required by the Seller and its Affiliates to enable them to conduct their business substantially as conducted prior to the Closing Date, which services will, in each case, be provided at prices

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determined on the basis of fairly allocated costs and will include the continuation at market rates for a period of two years following the Closing Date of services in respect of the options crossing engine of the Seller (the “Transition Services Agreement”), (ii) the Clearing Agreement and (iii) the Stock Loan Agreement, in each case in accordance with the terms of this Agreement and otherwise in form and substance reasonably acceptable to the Seller and the Purchaser.  The Seller and the Purchaser will negotiate in good faith the Transition Services Agreement, the Clearing Agreement and the Stock Loan Agreement, in each case with a view to reaching an agreement thereon before the 60th day following the date hereof.

(b)      At the Closing, the Seller and certain of its Affiliates, on the one hand, and the Purchaser and certain of its Affiliates, on the other hand, shall enter into a cross-license agreement (the “Cross License Agreement”), to be negotiated in good faith, pursuant to which: (i) the Seller and certain of its Affiliates shall grant to the Purchaser and certain of its Affiliates a limited non-exclusive, “as-is” right and license to use certain Intellectual Property, other than Trademarks included in the Excluded Assets, for a limited period of time in connection with the operation of the Business as operated immediately prior to the Closing Date; and (ii) the Purchaser and certain of its Affiliates shall grant to the Seller and certain of its Affiliates a limited non-exclusive, “as-is” right and license to use Intellectual Property owned by or licensed to the Company or transferred to or licensed to the Purchaser and certain of its Affiliates as a result of the transactions contemplated hereby in connection with the operation by the Seller and such Affiliates of their respective businesses in substantially the same manner as such businesses are operated immediately prior to the Closing Date.

(c)       Promptly following the date hereof, the Seller and the Purchaser will engage in good faith discussions with a view to promptly entering into a mutually satisfactory clearing agreement under which the Company would, prior to the Closing Date, provide securities clearing execution and related services to the correspondents and other introducing customers of BNY Clearing Services LLC.

(d)      Promptly following the date hereof, the Seller and the Purchaser will engage in good faith discussions with a view to entering into at the Closing one or more mutually satisfactory agreements under which the Company would continue to provide to each of Credit Suisse First Boston (Europe) Limited and Credit Suisse Asset Management Securities, Inc. services substantially similar to the services being provided by the Company to such entities on the date hereof.

(e)       Promptly following the Closing, the Seller and the Purchaser will engage in good faith discussions with a view to entering into a mutually satisfactory agreement pursuant to which Purchaser (or an Affiliate of Purchaser designated by Purchaser) will provide certain directed trust and related services to Winthrop Trust, an Affiliate of the Seller, and certain of its Affiliates.

(f)         (i)     The Seller agrees that the Purchaser will provide the Seller with services related to certain of its US Dollar funds transfer activities, including the initiation and receipt of payments for the Seller’s global bank branch network and selected non-US broker/dealers and (ii) the Purchaser has agreed to provide a committed $250 million repo facility to the Seller.  Promptly following the Closing, the Seller and the Purchaser will negotiate in good faith

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agreements pursuant to which such services and facility will be provided, which agreements will be on market terms and conditions and otherwise reasonably satisfactory to each of the Seller and the Purchaser.

SECTION 5.10.     Leases.      With respect to the Leased Real Property, the Seller will, and will cause its applicable Affiliate to, use its commercially reasonable efforts to obtain such third party consents as are necessary to assign the corresponding lease agreements to the Pershing Companies.  The parties hereto agree that, in the event any such consent is not obtained prior to Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser and the Pershing Companies in attempting to obtain such consent as promptly thereafter as practicable.  Until and unless such consent is obtained, the Seller shall use commercially reasonable efforts to provide the Pershing Companies or the Purchaser with the rights and benefits of the affected lease and, if the Seller provides such rights and benefits, the Pershing Companies or the Purchaser shall assume the obligations and burdens thereunder, all on terms substantially similar to those set forth in such affected lease.  The Purchaser will use reasonable efforts to cooperate with the Seller in obtaining any of the foregoing consents from third parties and, if applicable, in obtaining any of such rights and benefits.  In the event such consents, rights or benefits are not obtained, the Purchaser will, and will cause the Pershing Companies to, take all reasonable actions to mitigate any Losses arising from the failure to obtain the foregoing.

SECTION 5.11.      Conversion.      Prior to the Closing Date, the Seller shall, and shall cause certain of its Affiliates to, take all actions necessary (including compliance with all applicable notification of the NASD and the NYSE) to effect the Conversion.  Upon completion of the Conversion, the Company shall be a limited liability company wholly owned by the Seller.

SECTION 5.12.      Further Action.     Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.  Without limiting any of the foregoing, the Seller agrees that, if following the Closing any property or asset (including Intellectual Property) primarily used in the Business is identified that was not transferred to the Purchaser or its designee pursuant to this Agreement or the Ancillary Agreements, the Seller shall, without further consideration, promptly transfer or cause the transfer of such asset or property to the Purchaser or its designee or otherwise provide the Purchaser or its designee (subject to appropriate transition arrangements) with the right to use such property or asset in a manner substantially similar to how such property or asset was so used in the Business prior to the Closing.

SECTION 5.13.     Intercompany Accounts.     (a)     Subject to Sections 5.13(b), (c), (d)  and (e) below, all intercompany accounts between the Pershing Companies, on the one hand, and their Affiliates, on the other hand, shall be settled at or prior to the Closing, and at the Closing, the Purchaser shall, or shall cause the Company to, repay to the Seller the amount of principal (in the amount of $480 million) plus accrued interest outstanding under the Subordinated Debenture.

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(b)     On or prior to 9:00 am on the Closing Date, the Seller shall deliver to the Purchaser a Projected Pershing LLC Intercompany Report in the form attached as Exhibit 5.13(b) hereto (the “Intercompany Report”) showing a good faith estimate of the net amount owed by the Company to the Seller and its Affiliates on the Closing Date (the “First Intercompany Amount Estimate”).  The Purchaser shall cause the Company to pay the First Intercompany Amount Estimate to the Seller at Closing by wire transfer of immediately available funds to a bank account designated by the Seller.

(c)     Within 20 days of the Closing Date, the Seller shall deliver to the Purchaser a balance sheet (the “Estimated Balance Sheet”) with respect to the Business as of 11:59 p.m. on the day immediately preceding the Closing Date, together with a certificate of the Seller certifying that the Estimated Balance Sheet has been prepared in accordance with the standards set forth in Section 2.06(a).  If the parties agree on the amounts relating to the intercompany accounts (the net sum of such amounts being the “Second Intercompany Amount Estimate”) set forth in the Estimated Balance Sheet, the Purchaser shall pay promptly to the Seller the difference (the “Intercompany Amount Adjustment”), if positive, between the Second Intercompany Amount Estimate and the First Intercompany Amount Estimate.  If such difference is negative, the Seller shall promptly pay the amount of such difference to the Purchaser.  If the parties disagree on the payment of the Intercompany Amount Adjustment, any payments to be madeby the Purchaser or the Seller in respect of intercompany amounts shall be made in accordance with Section 5.13(d).

(d)      Within three Business Days of the Closing Balance Sheet being deemed final in accordance with Section 2.06,

(i)	the Purchaser shall pay to the Seller the difference (the “Final Intercompany Amount Adjustment”), if positive, between (i) the amounts relating to the intercompany accounts set forth in the Closing Balance Sheet (the net sum of such amounts being the “Final Intercompany Amount”) and (ii) the sum of the First Intercompany Amount Estimate and the Intercompany Amount Adjustment; provided that if the parties have been unable to agree on the amount of the Intercompany Amount Adjustment, such amount shall be deemed to be zero;

(ii)	if the Final Intercompany Amount Adjustment is negative, the Seller shall pay such amount to the Purchaser.

(e)     Any amounts due by either party pursuant to this Section 5.13 shall bear interest from and including the Closing Date to the date any such amounts are paid to the other party at a rate equal to the Federal Funds Open Rate (as shown on the Bloomberg BTMM page or such successor or equivalent page) plus five basis points.

(f)     The Seller agrees to pay to the Purchaser at Closing $475,000 in respect of certain software subscription costs.  Such payment will be made by wire transfer of immediately available funds to a bank account designated by the Purchaser.

SECTION 5.14.     Transfer of Assets.     (a)     At or prior to the Closing, the Seller shall cause all right, title and interest to the assets of the Seller and its Affiliates used in the Business and described in Section 5.14(a) of the Disclosure Schedule (the “Owned Assets”) to be

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transferred to the Purchaser or its designee pursuant to a bill of sale and assignment substantially in the form attached as Exhibit 5.14(a) hereto (the “Bill of Sale”) or pursuant to such other documentation reasonably satisfactory to the Purchaser.

(b)     At or prior to the Closing, (i) the Seller shall cause all right, title and interest to the assets of the Seller and its Affiliates leased to the Pershing Companies and described in Section 5.14(b) of the Disclosure Schedule (the “Leased Assets” and, together with the Owned Assets, the “Transferred Assets”) to be transferred to the Purchaser or its designee pursuant to the Bill of Sale or pursuant to such other documentation reasonably satisfactory to the Purchaser.

(c)     At or prior to the Closing, the Seller shall cause the Company to transfer all right, title and interest to the Excluded Assets to the Seller or one of its Affiliates pursuant to a bill of sale and assignment substantially in the form attached as Exhibit 5.14(c) hereto or pursuant to such other documentation reasonably satisfactory to the Purchaser.

SECTION 5.15.  Notification of Certain Matters.  (a)  Each of the Seller and the Purchaser shall give prompt notice to the other of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a breach of any of its representations, warranties, covenants or agreements contained herein such that any of the conditions contained in Article VIII would not be satisfied.

(b)     The Seller shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Seller of any notice or other communication from any Person alleging that the consent of such Person is or may be required as a condition to the completion of any of the transactions contemplated hereunder except for such consents or notices already indicated as being required as set forth in this Agreement or attached Schedules that are a part of this Agreement.

SECTION 5.16.     Non-Compete.     Until the third anniversary of the Closing Date, except as otherwise permitted in this Section 5.16, neither the Seller nor any of its controlled Affiliates shall, and the Seller shall use all reasonable efforts to cause its other Affiliates not to, commence any new activities in the United States involving the direct or indirect provision, for its own account or solely or jointly for the benefit of others, of securities clearing and execution outsourcing services on a “correspondent clearing” basis, as such term is understood in the securities brokerage industry (a “Competing Business”).  Notwithstanding the foregoing, neither the Seller nor any of its Affiliates shall be precluded from directly or indirectly (a) (i) acquiring some or all of the interests in, being acquired by, merging with, or entering into any other business combination with, an entity that includes a Competing Business and (ii) following any of the foregoing, continuing to operate such Competing Business, (b) providing clearing and execution services to the Seller or any of its Affiliates except as otherwise provided in the Clearing Agreement, or (c) engaging in any business or activity in which the Seller or any of its Affiliates is engaged as of the date hereof (after giving effect to the consummation of the transactions contemplated by this Agreement).  Due to the irreparable injury and damage to the Purchaser that could result from a violation of this Section 5.16, the Purchaser shall be entitled to injunctive relief against the violation by the Seller or any of its Affiliates of this Section 5.16 in addition to any remedy otherwise available to the Purchaser.  If any court of competent

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jurisdiction shall hold that the restrictions contained in this Section 5.16 are unreasonable, such restrictions shall be deemed to be reduced, but only to the extent necessary, in the opinion of such court, to make them reasonable.

SECTION 5.17.  Seller Leases and Licenses.  Promptly following the Closing Date, the Seller will provide the Purchaser with copies of all leases and licenses entered into by a Pershing Company with the Seller or an Affiliate of the Seller that relate to the assets owned by Madison Pershing or to the Owned Assets.  Within five days of receipt of a notice from the Purchaser, the Seller will, and will cause its Affiliates to, either terminate or assign to the Purchaser (or an Affiliate of Purchaser designated by Purchaser), at the Purchaser’s election, each such lease agreement and license; provided, that the Purchaser shall notify the Seller of its election within 30 days of receipt by the Purchaser of the applicable lease agreement or license to be so terminated or assigned.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01.  General.  The Purchaser hereby agrees that, for a period of two years immediately following the Closing Date, it shall, or shall cause the Pershing Companies to, provide the Employees with at least the same level of base salary as in effect on the Closing Date and to provide the Employees with benefits under employee benefit plans, programs, contracts and arrangements for the benefit of active and former Employees the value of which is substantially comparable in the aggregate to the value of such benefits provided to such Employees under the employee benefit plans, programs, contracts and arrangements (other than the value of any retiree health benefits or the special termination program in connection with the Fall 2002 workforce reduction and those described in Section 6.07 of the Disclosure Schedule) of the Pershing Companies as in effect immediately prior to the Closing Date.  From and after the Closing Date, the Purchaser shall honor, or shall cause the Pershing Companies to honor, in accordance with their terms, all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Closing Date and listed on Section 3.19 of the Disclosure Schedule that are applicable to any current or former employees or directors of the Company (except for the special termination program in connection with the Fall 2002 workforce reduction).  Notwithstanding the foregoing, the Purchaser agrees that, for a period of one year immediately following the Closing Date, it shall, or shall cause the Pershing Companies to, provide the Employees with at least the same level of benefits provided under the special termination program in connection with the Fall 2002 Workforce reduction as in effect immediately prior to the date hereof.

SECTION 6.02.  Service Recognition.  Employees shall receive for purposes of eligibility to participate and vesting, (but not for the purposes of benefit accrual) under any employee benefit plan, program or arrangement established or maintained by the Purchaser or the Pershing Companies credit for service accrued or deemed accrued on or prior to the Closing Date with the Pershing Companies or any of their Affiliates.  Notwithstanding the above, Employees shall receive credit for purposes of eligibility to receive benefits for purposes of vacation pay, early retirement subsidy (if any), and any severance plan, program and arrangement.

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SECTION 6.03.  WARN.  The Purchaser shall be responsible for any obligation with respect to employees of the Pershing Companies under the Worker Adjustment Retraining and Notification Act of 1988 and any applicable state or local Law equivalent (collectively, the “WARN Act”) arising or accruing on and after the Closing Date.  The Seller shall be responsible for any obligation with respect to employees of the Pershing Companies under the WARN Act arising or accruing before the Closing Date. The parties agree to cooperate in good faith to determine whether any notification to employees of the Pershing Companies may be required pursuant to the WARN Act before the Closing Date.

SECTION 6.04.  Welfare Benefit Plans.  With respect to the welfare plans, programs and arrangements maintained, sponsored or contributed to by the Purchaser (the “Purchaser Welfare Benefit Plans”), the Purchaser shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to current Employees under any Purchaser Welfare Benefit Plan, except short term and long term disability, and (ii) provide credit to such Employees for any co-payments, deductibles and out-of-pocket expenses paid by such Employees under the employee benefit plans, programs and arrangements applicable to employees of the Pershing Companies during the portion of the relevant plan year preceding the Closing Date.  Notwithstanding anything else to the contrary in this Agreement, the Purchaser shall not provide retiree health benefits or coverage to any current or former Employee, officer or director of any Pershing Company or any beneficiary or dependent thereof except as required under Section 4980B of the Code and Section 602, et seq. of ERISA.  Seller agrees to assume, and indemnify Purchaser for, any Liabilities with respect to current or former employee, officer or director of any Pershing Company or any beneficiary or dependent thereof for retiree health benefits, other than as required under Section 4980B of the Code and Section 602, et seq. of ERISA.

SECTION 6.05.  Purchaser Savings Plan.  The Purchaser shall permit the plan(s) maintained by the Purchaser that is an eligible retirement plan, pursuant to Section 401(a)(31)(D) of the Code (the “Purchaser’s Savings Plan”) to accept an “eligible rollover contribution” (within the meaning of Section 401(a)(31) of the Code) in cash of all or a portion of the account balance distributed to an Employee under any defined contribution plan that is qualified under Section 401(a) of the Code (the “Seller’s Savings Plan”), subject to the Seller’s provision of evidence reasonably satisfactory to Purchaser’s Savings Plan that such Company Benefit Plan which eligible rollover contribution was transferred is qualified under Section 401(a) of the Code.  To the extent not prohibited by applicable Law, effective as of the day immediately following the Closing Date, Purchaser shall make available to each Employee on a non-discriminatory basis and on commercially reasonable terms, a short-term loan in an amount equal to such Employee’s aggregate unpaid loan balance with respect to any outstanding loans under Seller’s Savings Plan.

SECTION 6.06.  Underfunded Liability in the Scheme.  In respect of the Scheme, the Seller agrees to pay the Purchaser an amount (the “Underfunded Liability”) equal to the excess (if any) of the projected benefit obligations, calculated as of the Closing Date, with respect to all current or former participants of the Scheme over the value of the assets of the Scheme (together with any accrued contributions) as of the Closing Date and on the assumption that no retrospective amendments are made to the trust deed and rules of the Scheme as in effect immediately prior to the Closing Date.  The Underfunded Liability will then be adjusted by the

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Investment Adjustment (as defined below) from and including the Closing Date up to and including the date which is the last UK business day before the date on which the Underfunded Liability is paid to the Purchaser (the “Adjusted Underfunded Liability”).  The Underfunded Liability and the Investment Adjustment will be determined using the actuarial methods, assumptions and factors to be agreed between the Seller and the Purchaser.  Seller and Purchaser agree to cooperate in determining the amount of the Underfunded Liability and in preparing an estimate of the Adjusted Underfunded Liability as soon as practicable after the Closing Date.  If the Seller and Purchaser are unable to determine the amount of the Underfunded Liability or the amount of the Investment Adjustment on or before the three-month anniversary of the Closing Date, the matter will be referred to an independent actuary chosen by agreement between the parties or, failing agreement, appointed by the President of the Institute of Actuaries of England on the application of either the Seller or Purchaser.  That independent actuary will act as expert and not as arbitrator and his decision (including any direction in relation to his costs) will be final and binding and the fees and expenses of the independent actuary shall be borne by the Seller and Purchaser equally or in such other proportions as he directs.  For the purposes of this Section 6.06, “Investment Adjustment” means the notional investment return of the Scheme (if any) over the relevant period specified in this section calculated by comparing the level of the Index at close of business on the first day of such period with the level of the Index at close of business on the last day of such period or, if either of those days is not a day for which the indices comprising the Index are quoted, the level of the Index at the close of business on the previous day for which they are quoted is used and making reasonable allowance for investment expenses.  “Index” means an index agreed by the Seller and the Purchaser as of the Closing Date comprising of the same proportion and composition of investments in which the assets of the Scheme are invested as of the Closing Date.  The Adjusted Underfunded Liability shall be calculated and payable in UK pounds sterling.

If, in accordance with the trust deed and rules of the Scheme and applicable Law, the trustees of the Scheme may, without the consent of any other party, demand from the Purchaser and/or the Pershing Companies a payment or payments in respect of the underfunding (if any) of the Scheme on the Closing Date (disregarding for the purpose of determining such underfunding any change in the investment policy or values on or after the Closing Date or any retrospective amendments made to the trust deed and rules of the Scheme after the Closing Date which have the effect of increasing the underfunding of the Scheme on the Closing Date) (the “Trustees’ Demand”) and if the Purchaser and/or any of the Pershing Companies are, in accordance with the trust deed and rules of the Scheme and applicable Law, obligated to pay the Trustees’ Demand, the Seller shall pay to the Purchaser the amount by which the Trustees’ Demand exceeds the Adjusted Underfunded Liability provided that the Purchaser shall have used its best efforts to minimize the amount of the Trustees’ Demand and to procure that the Trustees’ Demand is determined on or before the twelve month anniversary of the Closing Date.  The Purchaser shall or shall cause the Pershing Companies to pay to the Scheme the full amount received from the Seller pursuant to this Section 6.06.

If the Purchaser and/or the Pershing Companies obtain any Tax Benefit as a result of contributing any amount which is received from the Seller under this Section 6.06 to the Scheme, the Purchaser will reimburse the Seller in an amount equal to the value of the Tax Benefit (if any).  The certificate of the auditors to the company appointed for the purposes of the Companies Acts or other applicable Law which obtains the Tax Benefit as to the fact that a Tax

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Benefit has or has not been obtained and the amount of the Tax Benefit shall be final and binding on the Seller and the Purchaser.  For purposes of this Section 6.06, “Tax Benefit” means the amount of a reduction in the tax liability of the Purchaser and/or the Pershing Companies or a repayment of any tax to the Purchaser and/or the Pershing Companies which is exclusively attributable to the contribution of any amount which is received from the Seller under this Section 6.06 to the Scheme.

SECTION 6.07.  Employee Compensation and Benefits.  Notwithstanding any other provision of this Agreement, the Seller shall retain and satisfy all Liabilities for unpaid compensation and employee benefits payable to any employee of a Pershing Company in connection with the Post-Closing Retention Compensation Plan, Discretionary Payment Pool, Credit Suisse Group International Share Plan and any retention awards granted in connection with the transaction between Donaldson Lufkin & Jenrette and Seller consummated on November 3, 2000, and for any other unpaid compensation and employee benefits earned by such employees prior to the Closing or as a result of or in connection with the transactions contemplated hereby (including, without limitation, retention agreements), to the extent not reflected on the Closing Balance Sheet, it being agreed that the Seller shall pay to certain employees the discretionary amounts set forth in Section 6.07 of the Disclosure Schedule.  The Purchaser shall indemnify the Seller for all unpaid compensation and employee benefits payable to any employee of a Pershing Company to the extent accrued on the Closing Balance Sheet, it being understood that the reduction in force described in Section 6.07 of the Disclosure Schedule will have been effected prior to the Closing Date and accrued on the Closing Balance Sheet.  For purposes of this Agreement, “Post-Closing Retention Compensation Plan” and “Discretionary Payment Pool” shall have the meanings ascribed to them in Sections 5 and 6, respectively, of the employment agreement among the Company, Credit Suisse First Boston, Inc. and Richard Brueckner, dated as of November 8, 2002.

SECTION 6.08.  Assumed Obligations.  (a) Effective as of the Closing Date, the Purchaser shall cause Pershing LLC to establish a deferred compensation account (the “New PTC Account”) for the benefit of each current  employee who is participating as of the Closing Date in the Pershing Trading Company Deferred Compensation Plan (the “Current PTC Plan”).  The initial balance of the New PTC Account shall be equal to such participant’s Account (as such term is defined in the Current PTC Plan) on the Closing Date and the terms of the New PTC Account shall be identical in all material respects to the Current PTC Plan (as in effect immediately prior to the Closing Date), other than with respect to the “Participant Deferrals” and the “Match” in accordance with Articles IV and V, respectively, and the composition of the “Committee” of the Current PTC Plan.  From and after the Closing Date, the Purchaser shall be solely responsible for all liabilities and obligations incurred in connection with the New PTC Account, including, without limitation, to administer and pay out the New PTC Account and any interest accrued thereon.  The Purchaser shall have no liability with respect to the Current PTC Plan for any period (including, without limitation, tax liability or liability for incorrect recordkeeping) or for the calculation of the initial balances in the New PTC Account as of the Closing Date.  The Seller shall accrue on the Closing Balance Sheet an aggregate amount for all participant Accounts (whether vested or unvested) accrued under the Current PTC Plan as of the Closing Date.

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(b)     To the extent that (i) any current employee who is a participant in the Current PTC Plan on the Closing Date terminates employment with the Purchaser or its Affiliates for any reason other than death or Total Disability (as such term is defined in the Current PTC Plan) or (ii) the New PTC Account is terminated by the Purchaser or its Affiliates for any reason, prior to the date that a current employee’s New PTC Account is fully vested in accordance with Article VII of the Current PTC Plan (as in effect immediately prior to the Closing), the Purchaser shall transfer to the Seller within thirty (30) business days following such employee’s termination of employment (or, if applicable, the date the New PTC Account is terminated), an amount, in U.S. dollars, equal to the value of the employee’s unvested  New PTC Account on the date of his termination of employment (or, if applicable, the date the New PTC Account is terminated).  In addition, Purchaser agrees to provide the Seller, within ten (10) business days following the last day of each calendar year until the earlier of (y) December 31, 2005 or (z) the calendar year in which the New PTC Account is terminated, a written report specifying the employment status of each participant.  The Seller agrees that the Seller will enforce, or cause to be enforced, the terms of the Current PTC Plan for any participant in the Current PTC Plan who terminates employment for any reason other than death or Total Disability prior to the Closing Date, so that any such participant will forfeit one hundred percent (100%) of his Company Account.

SECTION 6.09.  Seller’s Savings Plan.  (i)  Effective as of the Closing Date, the Seller shall cause each Employee to fully vest in his account balance under the Employees’ Savings and Retirement Plan of Credit Suisse First Boston (“Seller’s Savings Plan”) as of December 31, 2002, including any related employer contributions for the calendar year ending December 31, 2002.  In consideration of the Seller’s agreement to fully vest Employees in their account balances under the Seller’s Savings Plan, the Purchaser agrees to pay to the Seller at Closing $500,000, in U.S. dollars, by wire transfer in immediately available funds to the Purchase Price Bank Account.

(ii)      Within thirty (30) business days following the Closing Date, the Seller shall transfer, in cash, to The Retirement Savings Plan of Pershing LLC an amount equal to the Retirement Units and the Employer Match Units (as each such term is defined in the Seller’s Savings Plan) relating to employees of the Pershing Companies who participated in the Seller’s Savings Plan on the Closing Date for the period from January 1, 2003 up to and including April 30, 2003.  Within thirty (30) business days following December 31, 2003, the Purchaser shall transfer, in U.S. dollars, to the Seller an aggregate amount equal to the Retirement Units and Employer Match Units accrued on the Closing Balance Sheet for the period from January 1, 2003 up to and including April 30, 2003 that would have been forfeited by such employees under the terms of the Seller’s Savings Plan in connection with their termination of employment with the Seller on or prior to December 31, 2003; provided, however, that employment with Purchaser and its Affiliates during the period from the Closing Date until December 31, 2003 shall be considered employment with the Seller for the purposes of determining whether an employee has incurred a termination of employment under this Section 6.09(b).

SECTION 6.10.  Leave of Absences.  The Seller agrees to continue coverage of those Employees who are on short-term disability leave as of the Closing Date (the “Affected Employees”) under the Seller’s short-term disability plan in accordance with its terms, as may be

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amended from time to time, until such time that each such Affected Employee is no longer eligible for such coverage.  The Purchaser shall reimburse the Seller in arrears on the last day of each month for actual costs incurred by the Seller with respect to the participation of such Affected Employees under the short-term disability plan.  The Purchaser shall employ the Affected Employees in accordance with the terms and conditions of this Article VI at such time that such individuals are able to return and present themselves for work with the Purchaser; provided , however , that the Purchaser shall not be required to offer employment under this provision to any Affected Employee who does not apply for such employment prior to the later of (i) six months after the Closing Date, or (ii) the expiration of any period under applicable Law.  In the event that the Affected Employees become eligible for long-term disability benefits under the Seller’s long-term disability plan in accordance with its terms, as may be amended from time to time, the Seller shall provide such individuals with long-term disability benefits at the Seller’s expense.

ARTICLE VII

TAX MATTERS

SECTION 7.01.  Tax Indemnities.  (a)  From and after the Closing Date, the Seller shall indemnify and hold the Purchaser and each Pershing Company and their respective officers, directors, employees and agents harmless against any and all Taxes (except Taxes accrued on the Closing Balance Sheet):  (i) imposed on or payable by any Pershing Company with respect to any taxable period or portion thereof that ends on or before the Closing Date (including, without limitation, any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to a group of corporations that include any Pershing Company, and Taxes resulting from any Pershing Company ceasing to be a member of the Seller’s affiliated group for US federal income Tax purposes); (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date (any such period, a “Straddle Period”), Taxes imposed on any Pershing Company which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date; (iii) imposed on or payable by any Pershing Company with respect to any taxable period or portion thereof that ends on or before the Closing Date, including the pre-Closing portion of any Straddle Period because of a breach by the Seller of the representations and warranties set forth in Section 3.20(a) (in each case without giving effect to any qualifier regarding materiality or Material Adverse Effect); (iv) imposed because of a breach by the Seller of the representations and warranties set forth in Section 3.20(d) or 3.20(g) (in each case without giving effect to any qualifier regarding materiality or Material Adverse Effect); and (v) imposed on or payable by any Pershing Company with respect to payments made or information reporting obligations arising with respect to any payments or other reportable transactions that occurred in a period or a portion thereof that ends on or before the Closing Date because of a breach by the Seller of the representations and warranties set forth in Section 3.20(e) (without giving effect to any qualifier regarding materiality or Material Adverse Effect), provided, however, that Purchaser, the Company and their respective Affiliates and successors shall fully cooperate with and take such reasonable actions as the Seller may reasonably request or as are otherwise reasonably necessary to mitigate the Seller’s liability with respect to this clause (v).

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(b)      For purposes of this Agreement, in the case of any Tax imposed on any Pershing Company that is imposed on a periodic basis and is payable for a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes which is payable for the portion of such taxable period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by gross or net income or receipts, the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Tax for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period and (ii) in the case of Taxes that are either based upon or measured by gross or net income or receipts, the amount which would be payable if the relevant taxable period ended on the Closing Date.

(c)      Purchaser shall indemnify and hold the Seller and its officers, directors, employees and agents harmless from and against any and all Taxes and other costs that result from (i) the Company being treated as other than a disregarded entity on the Closing Date for any income Tax purpose as a result of any action or failure to act by the Company, Purchaser or any Affiliate of either thereof (but, with respect to the Company, only if such action or failure to act occurs after the Closing) or (ii) with respect to any Straddle Period, Taxes imposed on the Company which are allocable to the portion of such period beginning on the day after the Closing Date.

SECTION 7.02.  Refunds and Tax Benefits.  (a)  Except to the extent such refund was accrued as an asset on the Closing Balance Sheet, the Purchaser shall promptly pay to the Seller the amount of any refund or credit (including any interest paid or credited with respect thereto) received or used, in the case of a credit, by the Purchaser or by any Pershing Company of Taxes (i) relating to taxable periods of any Pershing Company or portions thereof ending on or before the Closing Date or (ii) attributable to an amount paid by the Seller under Section 7.01 hereof.  The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Seller is entitled under this Section 7.02.  The Purchaser shall permit the Seller to participate in (at the Seller’s expense) the prosecution of any such refund claim.  The Seller shall not be entitled to pursue any refund claim if such claim would increase Taxes payable by any Pershing Company or Purchaser after the Closing unless the Seller shall indemnify Purchaser for such increased Taxes.

(b)      Any amount otherwise payable by the Seller under Section 7.01 shall be reduced by the estimated present value of any net Tax benefit available to the Purchaser or its Affiliates in connection with the payment of Taxes for which the Seller is responsible under Section 7.01, and increased by the estimated present value of any Tax cost reasonably expected to be incurred by the indemnified party or its Affiliates as the result of the receipt of such indemnity payment. The estimated present value of any net Tax benefit and the estimated present value of any Tax costs referred to in this subsection (and in Section 9.02(e)) shall be computed using the applicable federal rate for the appropriate time period as defined in Section 1274(d)(1) of the Code as the discount rate and a Tax rate for all relevant years of 40%.

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SECTION 7.03.  Contests.  (a)  After the Closing Date, the Purchaser shall promptly, but in no event later than 30 days, notify the Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser or any Pershing Company which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by the Seller under Section 7.01.  Failure to provide such notice will not affect the Seller’s obligation of indemnity, except to the extent the Seller’s ability to contest the relevant claim is adversely effected to a meaningful extent.  Purchaser may at any time, in its sole discretion, upon written notice to the Seller, assume sole responsibility for any such asserted liability and waive all rights to and claims for indemnification from the Seller under this Article VII with respect to any such asserted liability and any other liability the contest of which may be adversely affected by the resolution of such asserted liability, and, in such event, the Seller shall be deemed to have waived its rights to participate in or object to the settlement or compromise of such asserted liability; provided that the resolution of such asserted liability or any such settlement or compromise could not reasonably be expected to adversely affect the Seller.

(b)      In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to periods ending on or before the Closing Date or otherwise to a matter for which the Seller is primarily responsible under Section 7.01 or 7.02, subject to the immediately following sentence, the Seller shall have the right, at its expense, to control the conduct of such Contest, provided, however, that if such Contest also is in respect of any taxable year or portion thereof beginning after the Closing Date, then (i) the parties shall use all reasonable efforts to separate such post-Closing portion of the contest and (ii) to the extent that is not feasible, then whichever of the Purchaser or the Seller would be liable for the greatest amount of Tax asserted in such Contest (determined on a present value basis) shall be entitled to control such contest. The parties shall use all reasonable efforts to permit such contest, or the issues of such contest as involve Taxes potentially indemnifiable hereunder to be dealt with separately from a contest involving entities controlled by the Purchaser (other than Pershing Companies or successors thereto); provided, further, however, that if it is not possible to cause such contest or such issues to be dealt with in such manner separately, the Purchaser shall be permitted to control such contest but shall be required to consult with Seller in good faith with respect to such contest or such issues and shall use its best efforts to minimize any indemnifiable Tax.  The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the relevant Pershing Company to cooperate, in the defense against or compromise of any claim in any audit or proceeding for which the Seller is primarily responsible, including, by executing appropriate powers of attorney empowering representatives of the Seller.

(c)      Neither Purchaser, the Company nor the Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would be legally binding on the other party and which would adversely affect the other party to a material extent without the written consent of the other party, which consent may not be unreasonably withheld. For the avoidance of doubt, this Section 7.03(c) shall not apply to U.S. federal, state and city income and franchise Tax matters.

SECTION 7.04.  Cooperation and Exchange of Information.  (a)  The Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund,

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determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to Tax matters of the Pershing Companies.  Each party shall make its employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of all of the Pershing Companies for the taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods or (ii) eight years following the due date (without extension) for such returns; provided, however, that a party shall not dispose of any such materials if at least 90 Business Days before the later of the end of either of the periods described in clause (i) or (ii), the other party has notified the disposing party of its desire to review such material, in which case such other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such materials.  Any information obtained under this Section 7.04 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

(b)      For Tax periods ending after the Closing Date, the Purchaser shall timely prepare and file with the appropriate authorities all Tax returns required to be filed in respect of the Pershing Companies (including Tax returns required to be filed with respect to a Straddle Period, which shall be prepared on a basis, including methods of accounting, consistent with prior practice), provided that, with respect to a Straddle Period, the Seller shall have the right to review the Tax return and no such Tax return shall be filed without the Seller’s consent, which shall not be unreasonably withheld.  For Tax periods ending on or before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax returns required to be filed with respect to the Pershing Companies.  For Straddle Periods, the Seller shall pay to Purchaser the Seller’s share of Taxes imposed with respect to a Straddle Period (as determined in accordance with Section 7.01(a)(ii)) at least two (2) Business Days prior to the date a Tax payment is due.

SECTION 7.05.  Conveyance Taxes.  All sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and similar Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby shall be borne 50% by the Seller and 50% by the Purchaser. The Purchaser and Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Seller and/or Purchaser to comply with any pre-Closing filing requirements.  The parties shall prepare and file all necessary Tax returns and other documentation with respect to all such Taxes and shall take such reasonable steps as appropriate and as permitted by Law to reduce Taxes.

SECTION 7.06.  Miscellaneous.  (a)  For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any misrepresentations or breaches of warranties or covenants, as

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adjustments to the Purchase Price, and shall be treated as such by the parties to the extent permitted by law.

(b)      This Article VII shall be the sole provision governing indemnities or other reimbursements for Taxes under this Agreement.

(c)      For purposes of this Article VII and Section 3.20 of this Agreement, all references to the Purchaser and the Seller shall include their successors, if any.

(d)      Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII (including Section 7.01 and the applicable references to Section 3.20 for purposes of Article VII) shall survive the Closing and shall remain in full force and effect until 30 days after the expiration of the applicable statutes of limitations (taking into account any extensions or waivers thereof).

(e)      All Tax sharing agreements or similar agreements with respect to or involving any of the Pershing Companies shall be terminated on or prior to the Closing Date and, after the Closing Date, none of the Seller, its Affiliates or any of the Pershing Companies shall be bound thereby or have any liability thereunder, including with respect to any payable or receivable thereunder.

(f)      The Purchase Price shall be allocated among the Equity Interests and the Transferred Assets as proposed by the Purchaser, subject to review and consent by the Seller, which consent shall not be unreasonably withheld; provided that the Seller and Purchaser hereby agree that not less than $325,000,000 shall be allocated to “Class VI assets” as defined in Treasury Regulation Section 1.338-6(b).  In the case of each of Pershing Ltd., Tech, and the Company, the sum of the Purchase Price allocated to the relevant entity and the amount of liabilities (as determined for federal income Tax purposes) (the “Relevant Liabilities”) of such entity shall be allocated among the assets of such entity as of the Closing Date in accordance with the “residual method” as provided in the Treasury Regulations promulgated under Sections 338 and 1060 of the Code as proposed by the Purchaser (the “Allocations”), subject to review and consent by the Seller, which consent shall not be unreasonably withheld.  Any subsequent adjustments to the sum of the Purchase Price and the Relevant Liabilities shall be reflected in the allocations hereunder in a manner consistent with the Allocations and with the Regulations.  The Seller and the Purchaser shall timely file Form 8594 (and any similar forms required under state, local, or foreign Tax law) in accordance with the requirements of Section 1060 of the Code (or state, local, or foreign Tax law, as the case may be) and this Section 7.06(f), and shall timely amend such Forms in the case of any subsequent adjustment to the Purchase Price or Relevant Liabilities.

(g)      Each party will provide the other with such Tax information as may be required to comply with any applicable federal, state or local Tax law or regulations.  The Seller will be responsible for complying with Tax reporting or withholding obligations as to any payments made by the Seller; except that the Purchaser shall be responsible for complying with end-of-year Tax reporting for all wages paid and other Tax reporting matters with respect to the calendar year 2003 (provided that, with respect to wages paid and other payments made prior to the Closing Date Purchaser may rely on the information provided to Purchaser by the Seller) and,

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to this end, the parties shall enter into the appropriate agreement pursuant to Internal Revenue Service Revenue Procedure 96-60.  Purchaser will be responsible for complying with Tax reporting or withholding obligations after the Closing Date.

(h)     Th e Seller shall continue to comply with all Tax obligations between the signing and the Closing Date, including all withholding Tax obligations

(i)       The Seller hereby agrees, subject to obtaining necessary regulatory approvals, to convert Tech into a disregarded entity for all applicable U.S. federal Tax purposes effective on or prior to the Closing Date.  In the event that the Seller is unable to do so, the Seller shall so notify the Purchaser and the Seller agrees to join with the Purchaser in making an election pursuant to Sections 338(g) and 338(h)(10) of the Code (and in taking all steps necessary to effectuate the same) and any similar election as may be available under applicable state or local laws and specified by the Purchaser (unless the Purchaser notifies the Seller of its intention not to make such election) and to indemnify the Purchaser for any damages resulting from an election under Sections 338(g) and 338(h)(10) not being effective, unless the ineffectiveness of such election is caused by Purchaser’s actions, inactions, negligence or change in law.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.  Conditions to Obligations of the Seller.  The obligations of the Seller to consummate, or cause the consummation of, the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)      Representations, Warranties and Covenants.  (i) Each of the representations and warranties of the Purchaser contained in this Agreement that is qualified by materiality shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing and each of the representations and warranties that is not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be so true and correct as of such date), (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects and (iii) the Seller shall have received a certificate from the Purchaser as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Purchaser;

(b)      HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Equity Interests contemplated hereby shall have expired or shall have been terminated;

(c)      No Order.  (i) No court of competent jurisdiction shall have issued or entered any Order that is then in effect and that has the effect of making any of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting

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their consummation and (ii) no proceeding seeking to prohibit or prevent the Closing or materially diminish the benefits expected to be realized by the Seller from the transactions contemplated hereby shall have been instituted by any Governmental Authority and be pending;

(d)      Receipt of Governmental Approvals.  The Seller shall have received all authorizations, consents, orders and approvals of all Governmental Authorities which, if not received, would make any of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibit their consummation;

(e)      Ancillary Agreements.  The Purchaser shall have duly executed and delivered to the Seller each of the Ancillary Agreements to which it is a party.

SECTION 8.02.  Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)      Representations, Warranties and Covenants.  (i) Each of the representations and warranties of the Seller contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except, in either case, where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller or any of its Subsidiaries on or before the Closing shall have been complied with in all material respects and (iii) the Purchaser shall have received a certificate of the Seller as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Seller; provided that if the Purchaser elects to postpone the Closing Date in accordance with Section 2.03, the certificate to be provided by the Seller hereunder with respect to the matters set forth in clause (i) shall have been provided to the Purchaser in accordance with Section 2.03;

(b)      HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Equity Interests contemplated hereby shall have expired or shall have been terminated;

(c)      No Order.  (i)  No court of competent jurisdiction shall have issued or entered any Order that is then in effect, and, no Governmental Authority shall have taken any action, that has, in either case, the effect of making any of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting their consummation and (ii) no proceeding seeking to prohibit or prevent the Closing or materially diminish the benefits expected to be realized by the Purchaser from the transactions contemplated hereby shall have been instituted by any Governmental Authority and be pending;

(d)      Resignations of the Directors of the Company and the Sister Companies.  The Purchaser shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company and the Sister Companies, except for such persons as shall have been designated in writing prior to the Closing by the Purchaser to the Seller;

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(e)      Receipt of Governmental Approvals.  The Purchaser shall have received all authorizations, consents, orders and approvals of all Governmental Authorities which, if not received, would make any of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibit their consummation; provided that no Government Authority shall have imposed any condition or requirement on the Purchaser in connection with any of the foregoing that would, in the reasonable judgment of the Purchaser, have a material adverse effect on (i) the Purchaser’s ability to conduct its business and that of its subsidiaries (including the Pershing Companies) taken as a whole following the Closing in substantially the same manner as conducted prior to the Closing, or (ii) the results of operations, assets or financial condition of the business of the Purchaser and its subsidiaries (including the Pershing Companies) taken as a whole following the Closing.  Without limiting the effect of the foregoing, the parties agree that the requirements of this Section 8.02(e) shall not be satisfied unless the Purchaser shall have obtained the approval of the NYSE and NASD of the transactions contemplated hereby;

(f)      Third Party Consents.  All consents or approvals of all Persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby to occur at the Closing shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect;

(g)     Conversion.  The Conversion shall have been completed and any documents entered into or filed in connection with the Conversion shall have been in form and substance reasonably satisfactory to the Purchaser;

(h)     Ancillary Agreements.  The Seller or any of its Affiliates shall have duly executed and delivered to the Purchaser each of the Ancillary Agreements to which it is a party, and CSFB, Inc. shall have executed and delivered the CSFB Agreement; and

(i)       Deutsche Bank Securities Inc. Clearing Agreement.  The Company and Deutsche Bank Securities Inc. shall have entered into the Clearing Agreement contemplated by the Asset Acquisition Agreement between the Company and Deutsche Bank Securities Inc. dated June 19, 2002, and substantially all of the conversions contemplated by such clearing agreement shall have occurred; provided, that, at the option of the Seller, this condition shall be deemed to be satisfied if the Purchase Price is reduced by the amount set forth in Section 8.02(i) of the Disclosure Schedule.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01.  Survival of Representations and Warranties.  The representations and warranties set forth in Article III of this Agreement or any certificate delivered pursuant hereto shall survive for a period of eighteen months following the Closing Date and, thereafter, to the extent a Claim is made prior to such date with respect to any breach of any such representation or warranty, until such claim is finally determined or settled;

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provided, however, that the representations and warranties set forth in Section 3.03 shall survive until the 90 th day following the expiration of the applicable statute of limitations, the representations and warranties contained in Section 3.19 shall survive for a period of three years following the Closing Date and, thereafter, to the extent a Claim is made prior to such date with respect to any breach of any such representation or warranty, until such claim is finally determined or settled, and the representations and warranties contained in Section 3.20 shall survive as set forth in Section 7.06(d).  All covenants and agreements contained herein shall survive the Closing and remain in full force and effect for a period of eighteen months following the Closing Date, except for those covenants and agreements that by their terms are to be performed in whole or in part subsequent to the Closing, which shall survive the Closing in accordance with their terms.  Notwithstanding the foregoing, the representation set forth in Section 3.17(b)(i) shall survive for three years following the Closing Date.  From and after the Closing, the sole and exclusive remedy for any breach of any representation, warranty, covenant or agreement shall be pursuant to Section 9.02, except in the case of fraud.  Except for amounts included in a third party Claim indemnified hereunder, under no circumstances shall any party be liable to the other parties for consequential, incidental or punitive damages.

SECTION 9.02.      Indemnification.  (a)     The Seller hereby indemnifies the Purchaser and its respective officers, directors, employees, agents and Affiliates against, and agrees to hold each of them harmless from any loss due to third party claims or otherwise, any liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and amounts paid in settlement (collectively, “Damages”) relating to or arising from or in connection with (i) any inaccuracy in any representation or the breach of any warranty (in each case, without giving effect to any qualifier regarding materiality or Material Adverse Effect) of the Seller under this Agreement (except as contained in Section 3.03 and Section 3.20, it being understood that all claims in respect of Section 3.20 are exclusively addressed in Article VII) or any certificate delivered pursuant to this Agreement, (ii) any inaccuracy in any representation or the breach of any warranty of the Seller contained in Section 3.03, (iii) the failure of the Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Seller pursuant to this Agreement, (iv) the Excluded Assets, (v) the Excluded Actions, (vi) the Pre-Closing Liabilities, (vii) the Controlled Group Liability, (viii) the Legacy Business, whether arising prior to or after the Closing and (ix) the Adjusted Underfunded Liability. Notwithstanding anything herein to the contrary, no claims by the Purchaser shall be asserted pursuant to Section 9.02(a)(i) unless and until the aggregate amount of Damages that would otherwise be payable pursuant to Section 9.02(a)(i) exceeds $35,000,000 (the “Deductible Amount”), in which case the Purchaser shall be entitled to receive only that amount in excess of the Deductible Amount.  In calculating the Deductible Amount or Damages hereunder, all Damages which individually (which, for purposes of this limitation, shall mean any related Damages or series of related Damages as a result of a common act or omission) total less than $50,000 shall be excluded in their entirety, and the Purchaser shall have no recourse for such Damages.  Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Seller under Section 9.02(a)(i) shall not exceed 15% percent of the Purchase Price.

(b)      From and after the Closing, the Seller shall be entitled to assert claims against the Purchaser in respect of any Damages arising from or in connection with (i) any inaccuracy in any representation or the breach of any warranty of the Purchaser under this Agreement, (ii) the failure of the Purchaser to duly perform or observe any term, provision, covenant or agreement

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to be performed or observed by the Purchaser pursuant to this Agreement or (iii) the conduct of the Business following the Closing.

(c)      Notwithstanding anything herein to the contrary, in the event a party establishes prior to the Closing Date that any of the representations and warranties to survive the Closing in accordance with Section 9.01 are not true and correct as of the Closing Date, its sole and exclusive remedy with respect to any such breach shall be to not close the transaction if any such breach results in the nonsatisfaction of any of the conditions contained in Article VIII.

(d)      No action, claim or setoff for Damages under this Section 9.02 shall be brought or made (i) with respect to claims for Damages resulting from a breach of any covenant contained in this Agreement after the date on which such covenant shall terminate pursuant Section 9.01 hereof; and (ii) with respect to claims for Damages resulting from a breach of any representation or warranty, after the date on which such representation or warranty shall terminate pursuant to Section 9.01 hereof; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth above shall survive until it is finally and fully resolved.

(e)      For all purposes of this Article IX, “Damages” shall be net of any insurance or other recoveries payable to the indemnified party or its Affiliates in connection with the facts giving rise to the right of indemnification net of any premium adjustment primarily attributable to such recovery.  In addition, any amount otherwise payable by the indemnifying party under this Section 9.02 shall be reduced by the estimated present value of any net Tax benefit available to the indemnified party or its Affiliates in connection with the payments for which the indemnifying party is responsible under this Section 9.02, and increased by the estimated present value of any Tax cost reasonably expected to be incurred by the indemnified party or its Affiliates as the result of the receipt of such indemnity payment so that such indemnified party is put in the same net after-tax position (applying the assumptions in the immediately succeeding sentence) as if it had not incurred any such Damages.  The estimated present value of any net Tax benefit and the estimated present value of any Tax costs referred to in this subsection shall be computed using the applicable federal rate for the appropriate time period as defined in Section 1274(d)(1) of the Code as the discount rate and a tax rate for all relevant years of 40%.  All indemnification payments made pursuant to this Section 9.02 shall be treated by the parties as an adjustment to the Purchase Price.

SECTION 9.03.      Third Party Claims.     (a)     Upon receipt bythe party seeking to be indemnified pursuant to Section 9.02 (the “Indemnitee”) of notice of any action, suit, proceedings, audit, claim, demand or assessment (each, a “Claim”) against it which might give rise to a claim for Damages, the Indemnitee shall give prompt written notice thereof (which shall be within 20 days of receipt by the Indemnitee of such Claim) to the party from which it seeks to be indemnified (the “Indemnitor”) indicating the nature of such Claim and the basis therefor; provided, however, that any delay or failure by the Indemnitee to give notice to the Indemnitor shall relieve the Indemnitor of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.

(b)      The Indemnitor shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such Claim.  Assumption of the defense of any

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Claim by the Indemnitor shall not prejudice the right of the Indemnitor to claim at a later date that such Claim is not a proper matter for indemnification pursuant to this Article IX.  If the Indemnitor shall undertake to compromise or defend any such Claim, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such Claim; provided, however, that the Indemnitor shall not settle any such Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld) unless the relief consists solely of money damages and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect thereto.  Notwithstanding an election to assume the defense of such action or proceeding, the Indemnitee shall have, upon giving prior written notice to the Indemnitor, the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnitor shall not have employed counsel reasonably satisfactory to the Indemnitee to represent it within a reasonable time after notice of the institution of such action or proceeding, (ii) the Indemnitee shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnitor inappropriate, (iii) the Indemnitor is not defending a Claim, or (iv) the Indemnitor shall have authorized the Indemnitee to employ separate counsel at the Indemnitor’s expense, and in each such case the Indemnitee may defend such Claim on behalf of and for the account and risk of the Indemnitor.  In any event, the Indemnitee and its counsel shall cooperate with the Indemnitor and its counsel and keep such counsel informed of all developments relating to any such Claims, provide copies of all relevant correspondence and documentation relating thereto, and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnitor.  All costs and expenses incurred in connection with the Indemnitee’s cooperation shall be borne by the Indemnitor.  In any event, the Indemnitee shall have, upon giving prior written notice to the Indemnitor, the right at its own expense to participate in the defense of such asserted liability.  In no event shall the Indemnitee consent to any judgment or entry into any settlement without the written consent of the Indemnitor (which consent will not be unreasonably withheld).

ARTICLE X

TERMINATION AND WAIVER

SECTION 10.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)      by either the Seller or the Purchaser if the Closing shall not have occurred by September 30, 2003; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(b)      by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

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(c)      by the mutual written consent of the Seller and the Purchaser;

(d)      by the Purchaser, in the event of the occurrence of any breach of any representation, warranty or covenant of the Seller, in each case that makes any of the conditions set forth in Section 8.02 incapable of being satisfied; or

(e)      by the Seller, in the event of the occurrence of any breach of any representation, warranty or covenant of the Purchaser, in each case that makes any of the conditions set forth in Section 8.01 incapable of being satisfied.

SECTION 10.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 5.03 and Article XI and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.  No later than two Business Days following the termination of this Agreement in accordance with Section 10.01, the Seller will, if previously paid, repay the amount of the Deposit to the Purchaser by wire transfer in immediately available funds to a bank account designated by the Purchaser.

SECTION 10.03.  Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

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(a)      if to the Seller:

Credit Suisse First Boston (USA), Inc..
11 Madison Avenue
New York, New York  10010
Telecopy:  (212) 538-3395
Attention:  Neil Radey
                    Managing Director
with a copy to:

Shearman & Sterling
599 Lexington Avenue
New York, New York  10022
Telecopy:  (212) 848-7179
Attention:  Clare O’Brien, Esq.

(b)      if to the Purchaser:

The Bank of New York Company, Inc.
One Wall Street
New York, New York  10286
Telecopy:  (212) 635-1070
Attention:  Michael Shepherd, Esq.
                          General Counsel

with a copy to:

Sullivan & Cromwell
125 Broad Street
New York, New York  10004
Telecopy:  (212) 558-3588
Attention:  Donald C. Walkovik, Esq.

SECTION 11.03.  Public Announcements.  Neither party to this Agreement shall make, or cause to be made, any press release, public announcement or communication to employees or customers in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any third party in respect of this Agreement or the transactions contemplated hereby without the prior consent of the other party unless otherwise required by Law or stock exchange regulation, and the parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 11.04.  Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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SECTION 11.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.06.  Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.07.  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser, as the case may be); provided, however, that the Seller or the Purchaser may assign this Agreement in whole or in part to one or more of its Affiliates, without such consent; provided, however, that no such assignment shall relieve the Seller or the Purchaser, as the case may be, of its obligations if the assignee does not perform such obligations.

SECTION 11.08.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.09.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 10.03.

SECTION 11.10.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York.  The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for Southern District of New York and the courts of the State of New York located in the County of New York, State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court.

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SECTION 11.11.  Waiver Of Jury Trial.  The parties each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement, the transactions contemplated hereby or the relationships established hereunder.

SECTION 11.12.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

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IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CREDIT SUISSE FIRST BOSTON (USA), INC.

By	/s/ JEFFREY M. PEEK
Name: Jeffrey M. Peek
Title: Managing Director and Head of Financial Services Division

THE BANK OF NEW YORK COMPANY, INC.

By	/s/ CHARLES RAPPOLD
Name: Charles Rappold
Title: Authorized Person